Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of June 12, 2008

Among

EMERALD DRILLER COMPANY,

SAPPHIRE DRILLER COMPANY,

AQUAMARINE DRILLER COMPANY,

and

TOPAZ DRILLER COMPANY,

as Borrowers,

VANTAGE DRILLING COMPANY
AND CERTAIN SUBSIDIARIES THEREOF PARTY HERETO,

as Guarantors

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

NATIXIS,

as Facility Agent and Collateral Agent

NATIXIS, BTMU CAPITAL CORPORATION AND
FORTIS BANK S.A./N.V., NEW YORK BRANCH,
as Mandated Lead Arrangers

and

NATIXIS, BTMU CAPITAL CORPORATION AND
FORTIS BANK S.A./N.V., NEW YORK BRANCH,
as Joint Bookrunners

i

v

EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Assignment of Earnings
Exhibit C	-	Form of Assignment of Insurance
Exhibit D	-	Form of Charter Assignment
Exhibit E	-	Form of Collateral Assignment of Rig Construction Contracts
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Notice of Borrowing
Exhibit H	-	Form of Notice of Continuation
Exhibit I	-	Form of Pledge Agreement
Exhibit J	-	Reserved
Exhibit K	-	Form of Security Agreement
Exhibit L	-	Form of Excess Cash Flow Certificate

ANNEXES AND SCHEDULES:

Annex I	-	Commitments
Schedule 1.01(a)	-	Acceptable National Oil Companies
Schedule 2.01	-	Shipyard Installments and Equity Portion of Rigs’ Total Cost
Schedule 4.10	-	Subsidiaries
Schedule 5.04	-	Loss Payable Clause
Schedule 6.15	-	Bank Accounts
Schedule 10.02	-	Addresses for Notice

CREDIT AGREEMENT

This Credit Agreement dated as of June 12, 2008 is among Emerald Driller Company, a Cayman Islands exempted company (“Borrower 1”), Sapphire Driller Company, a Cayman Islands exempted company (“Borrower 2”), Aquamarine Driller Company, a Cayman Islands exempted company (“Borrower 3”), Topaz Driller Company, a Cayman Islands exempted company (“Borrower 4”; together with Borrower 1, Borrower 2 and Borrower 3, the “Borrowers”), the Guarantors (as defined below), the Lenders, and Natixis, as Facility Agent and Collateral Agent for the Lenders.

The Borrowers, the Guarantors, the Lenders, the Facility Agent and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01           Certain Defined Terms.  Any capitalized terms used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as adopted in the State of New York (“UCC”) shall have the meanings assigned to those terms by the UCC as of the date of this Agreement.  As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptable Credit Support” means a performance bond or a letter of credit, each issued from an Acceptable Credit Support Provider, each in a form reasonably acceptable to the Facility Agent and which supports 100% of the obligations of the counterparty to a dayrate drilling contract for the full term of such contract.

“Acceptable Credit Support Provider” means an issuer of Acceptable Credit Support that is a commercial bank (a) organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, (b) having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD and (c) reasonably approved by the Facility Agent.

“Acceptable Flag Jurisdiction” means each of the Bahamas, Liberia, the Marshall Islands, Panama, Singapore and any other offshore jurisdiction acceptable to the Majority Lenders.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Collateral Agent for the benefit of the Secured Parties; (b) is superior to all other Liens except Permitted Prior Liens; (c) secures the Obligations; (d) is perfected; and (e) is enforceable against the Loan Party that created such security interest.

“Account Control Agreement” means, with respect to any deposit account of any Loan Party is held with a bank that is not the Facility Agent or the Collateral Agent, an agreement or agreements in form and substance reasonably acceptable to the Collateral Agent between the

Collateral Agent and such other bank or banks governing any such deposit accounts of such Loan Party.

“Additional Costs” means, with respect to each Rig, the OFE (as defined in the applicable Rig Construction Contract), project management and start-up costs, legal and bank fees, and interest expense during construction of such Rig.

“Adjusted Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the rate determined by the Facility Agent to be the arithmetic average (rounded in accordance with normal market practice) of the rates reported to the Facility Agent by each Reference Lender as the rate at which such Reference Lender offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of such Reference Lender’s relevant Advance and having a maturity equal to an Interest Period of three months.  If any Reference Lender fails to provide such quotation to the Facility Agent, then the Facility Agent shall determine the Adjusted Base Rate on the basis of the quotations of the remaining Reference Lender(s).

“Administrative Entity” means any Subsidiary of the Parent formed in connection with any Bidding Entity or Drillship Entity to provide payroll or other administrative services for a Bidding Entity or a Drillship Entity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Facility Agent.

“Advance” means any Term Advance, Top-Up Advance or Revolving Advance.

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agent” means the Facility Agent or the Collateral Agent, and “Agents” means all such Persons collectively.

“Aggregate Commitment” means, for any Lender, the sum of such Lender’s Term Tranche 1 Commitment, Term Tranche 2 Commitment, Term Tranche 3 Commitment, Term Tranche 4 Commitment, Top-Up Tranche 1 Commitment, Top-Up Tranche 2 Commitment, Top-Up Tranche 3 Commitment, Top-Up Tranche 4 Commitment, and Revolving Commitment.  The Aggregate Commitments of the Lenders as of the Effective Date is $440,000,000.

“Aggregate Revolving Commitments” means the sum of the aggregate Revolving Commitments of the Lenders.  The Aggregate Revolving Commitments of the Lenders as of the Effective Date is $40,000,000.

“Aggregate Term Commitments” means the sum of the aggregate Term Tranche 1 Commitments, Term Tranche 2 Commitments, Term Tranche 3 Commitments and Term Tranche 4 Commitments of the Lenders.  The Aggregate Term Commitments of the Lenders as of the Effective Date is $320,000,000.

“Aggregate Top-Up Commitments” means the sum of the aggregate Top-Up Tranche 1 Commitments, Top-Up Tranche 2 Commitments, Top-Up Tranche 3 Commitments and Top-Up Tranche 4 Commitments of the Lenders.  The Aggregate Top-Up Commitments of the Lenders as of the Effective Date is $80,000,000.

“Agreement” means this Credit Agreement dated as of June 12, 2008 among the Borrowers, the Guarantors, the Lenders, the Agents, the Documentation Agent, the Syndication Agent, the Mandated Lead Arrangers and the Joint Bookrunners, as it may be amended or modified and in effect from time to time.

“Applicable Lending Office” means (a) with respect to any Lender, the office, branch, subsidiary, affiliate or correspondent bank of such Lender specified in its Administrative Questionnaire or such other office, branch, subsidiary, affiliate or correspondent bank as such Lender may from time to time specify to the Borrowers and the Facility Agent from time to time and (b) with respect to the Facility Agent, the address specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.

“Applicable Margin” means, for any day, with respect to Advances of any Class or Tranche or letter of credit fees, the applicable percentage rate per annum set forth below for the status of the applicable Rig for such Tranche in effect as of the relevant date of determination:

Rig Status	Applicable Margin
Prior to the Delivery Date of such Rig or any time that such Rig is not operating under a Drilling Contract or any time such Rig is mobilizing for more than one month under a Drilling Contract	2.75%

After the Delivery Date of such Rig and when such Rig is operating (including mobilization of no more than one month) under a Drilling Contract	2.25%

After the Delivery Date of such Rig and when such Rig is operating (including mobilization of no more than one month) under a Drilling Contract with an initial or committed renewal term equal to or greater than two years	1.75%

“Applicable Maturity Date” means, with respect to any Tranche, the Rig 1 Maturity Date, the Rig 2 Maturity Date, the Rig 3 Maturity Date or the Rig 4 Maturity Date.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Rig Appraiser” means Platou Offshore, Fearnley Offshore, ODS Petrodata, Kennedy Marr or any other first-class, international, independent, sale and purchase offshore drilling rig appraiser acceptable to the Majority Lenders.

“Asset Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Facility Agent, in substantially the form of Exhibit A or any other form approved by the Facility Agent.

“Assignment of Earnings” means an Assignment of Earnings in substantially the form of Exhibit B among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Assignment of Insurance” means an Assignment of Insurance in substantially the form of Exhibit C among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2007, together with the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Base Rate Advance” means an Advance that bears interest at a rate determined by reference to the Adjusted Base Rate.

“Bidding Entity” means any Subsidiary of the Parent formed for the purpose of preparing and submitting bid proposals for contracts for any drillship or rig (other than Rig 1, Rig 2, Rig 3, or Rig 4) for a day rate or other rate acceptable to Parent.

“Bluesky” means Bluesky Offshore Group Corp., a corporation formed under the laws of the British Virgin Islands.

“Borrowing” means a Term Borrowing, a Top-Up Borrowing or a Revolving Borrowing.

“Borrowing Date” means the date on which any Advance is made or any Letter of Credit is issued hereunder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York City or Paris, France and, if such day relates to any Eurodollar Advance, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all expenditures in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations) which should be capitalized in accordance with GAAP.

“Capital Lease” of a Person means any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, municipalities of the United States of America, in each case maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P and from Moody’s;

(d)  investments in certificates of deposit, banker’s acceptances and Dollar and Eurodollar denominated time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)  fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; and

(f)  investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above.

“Casualty Event” means, with respect to any Rig owned by any Person, (a) any loss or damage to, or any condemnation or taking of, such Rig other than a Total Loss of any Rig, for which such Person receives, anticipates recovering or has filed a claim for Casualty Proceeds or (b) any Lien imposed by any Governmental Authority pursuant to Environmental Law and that has not been released or bonded within ten Business Days following the applicable Loan Party’s receipt of notice of such imposition unless such Lien is being contested in good faith and by appropriate proceedings.

“Casualty Proceeds” means the proceeds of any insurance, condemnation award or other compensation paid or payable to any Loan Party or the Collateral Agent in respect of any Casualty Event, less the reasonable fees, taxes and expenses paid to collect such proceeds.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (a) any acquisition pursuant to which any Person or group (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than the Permitted Investors, has become the direct or indirect beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the Voting Stock of the Parent; (b) the Parent is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation, less than a majority of the outstanding voting securities entitled to vote generally in the election of directors or persons who serve similar functions of the surviving or resulting Person are then beneficially owned (within the meaning of Rule 13d-3 of the Exchange Act) in the aggregate by (i) the stockholders of the Parent immediately prior to such merger or consolidation, or (ii) if the record date has been set to determine the stockholders of the Parent entitled to vote on such merger or consolidation, the stockholders of the Parent as of such record date; (c) the Parent, either individually or in conjunction with one or more of its Subsidiaries, sells, conveys, transfers or leases, or its Subsidiaries sell, convey, transfer or lease, all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Equity Interests of its Subsidiaries, to any Person except as otherwise permitted by Section 6.04; (d) the liquidation or dissolution of the Parent, (e) a majority of the individuals who constitute the Board of Directors of the Parent are not Continuing Directors or (f) the Parent shall cease to own, directly or indirectly, 100% of the Equity Interests of any Borrower.

“Charter Assignment” means a Charter Assignment in substantially the form of Exhibit D among one or more of the Loan Parties and the applicable charterer in favor of the Collateral Agent for the benefit of the Secured Parties.

“Charter Obligations” means all obligations (other than obligations backed by a cash-secured letter of credit) of any Person with respect to potential liquidated damages, fees or other liabilities incurred in connection with the termination or breach of charters or similar contractual arrangements entered into with respect to the charter or lease of vessels, in each case calculated on a probable loss basis in accordance with GAAP.

“Class” has the meaning set forth in Section 1.04.

“Closing Date” means June 12, 2008.

“Code” means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Collateral” means all the “Collateral” as defined in any Security Document and shall include the Rigs.

“Collateral Agent” means Natixis acting as collateral agent and/or mortgagee for the Secured Parties.

“Collateral Assignment of Rig Construction Contracts” means a Deed of Assignment with respect to Rig Construction Contracts in substantially the form of Exhibit E among one or more of the Loan Parties and the Shipyard in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Disposition” means (a) the Asset Disposition by any Loan Party of any Rig in its entirety and (b) any Total Loss of any Rig.

“Collateral Disposition Proceeds” means (a) with respect to any Collateral Disposition involving an Asset Disposition of a Rig, the gross proceeds thereof received by any Loan Party less the reasonable fees, taxes and expenses paid by such Person that are directly related to such Asset Disposition and the amount of reserves, if any, recorded in accordance with GAAP for indemnity or other obligations of the Parent or any of its Subsidiaries directly related to such Asset Disposition of the Rig and (b) with respect to any Collateral Disposition involving a Total Loss of a Rig, the proceeds of any insurance proceeds, condemnation award or other compensation paid or payable to any Loan Party or the Collateral Agent in respect of such Total Loss less the reasonable fees, taxes and expenses paid to collect such proceeds and the amount of reserves, if any, recorded in accordance with GAAP for indemnity or other obligations of the Parent or any of its Subsidiaries directly related to such sale of the Rig.

“Commitments” means, as to any Lender, its Term Commitments, its Top-Up Commitments and its Revolving Commitments.

“Compliance Certificate” means a Compliance Certificate signed by a Responsible Officer of the Parent in substantially the form of the attached Exhibit F.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2008 (together with all amendments and supplements thereto) and furnished to the initial Lenders in connection with the initial syndication of the Advances made hereunder.

“Consolidated EBITDA” means, for any Person for any period, without duplication, the sum of the following for such Person and its Subsidiaries on a consolidated basis, each calculated for such period: (a) Consolidated Net Income of such Person for such period of determination plus (b) to the extent deducted in determining Consolidated Net Income, Consolidated Interest Expense of such Person, charges against income for foreign, federal, state, and local taxes, depreciation and amortization expense and other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business) minus (c) extraordinary or non-recurring gains for such period plus (d) extraordinary or non-recurring losses for such period minus (e) any gain realized upon the sale or other disposition of any assets of such Person or any of its Subsidiaries for such period plus (f) any loss realized upon the sale or other disposition of any assets of such Person or any of its Subsidiaries for such period minus (g) the income of any other Person (other than wholly-owned Subsidiaries of such Person) in which such Person or a wholly owned Subsidiary of such Person has an ownership interest except to the extent such income is received by such Person or such wholly-owned Subsidiary in a cash distribution during such period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any Person for any period, (a) the interest expense of such Person and its Subsidiaries calculated on a consolidated basis in accordance with GAAP for such period, minus (b) the interest income of such Person and its Subsidiaries for such period and the amortization of any deferred financing costs incurred in connection with this Agreement to the extent otherwise included in the calculations thereof.

“Consolidated Net Debt” means, as of any date of determination for any Person, (a) the Debt minus (b) Free Cash Balances, in each case of such Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Net Income” means, for any Person for any period, the net income of such Person and its Subsidiaries calculated on a consolidated basis for such period after taxes, as determined in accordance with GAAP.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Continuing Director” means an individual who (a) is a member of the full Board of Directors of the Parent and (b) either (i) was a member of the Board of Directors of the Parent on the Effective Date or (ii) whose nomination for election or election to the Board of Directors of the Parent was approved by vote of at least two-thirds of the directors then still in office who were either directors on the Effective Date or whose election or nomination for election was previously so approved.

“Debt” means, for any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(c)           Capital Leases;

(d)           all obligations of such Person in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or similar instruments which are issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable;

(e)           net obligations of such Person under any Swap Contract;

(f)            Off-Balance Sheet Liabilities;

(g)           indebtedness secured by a Lien on Property now or hereafter owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)           all Charter Obligations of such Person; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease or Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Debt Service” means, for any Person for any period, the sum of the aggregate amount of (a) scheduled installments of principal and interest paid or which will be payable by such Person and (b) net settlements paid or payable under interest rate Swap Contracts, each during such period and with respect to the Advances.

“Debt Service Reserve Account” has the meaning set forth in Section 5.14(b)(iii).

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Delivery Date” means any of the Rig 1 Delivery Date, Rig 2 Delivery Date, Rig 3 Delivery Date and Rig 4 Delivery Date, as the context may require.

“Dollars” and “$” means the lawful money of the United States of America.

“Drilling Contract” means any dayrate drilling contract (a) having an indicated duration of at least twelve (12) months (including any exercised extensions or committed renewals), (b) has terms and conditions satisfactory to the Joint Bookrunners, and (c) entered into between a Loan Party and a counterparty that (i) is listed on Schedule 1.01(a), (ii) is acceptable to the Joint Bookrunners and has, or whose ultimate parent has, an Investment Grade Rating or (iii) has provided Acceptable Credit Support from an Acceptable Credit Support Provider.

“Drillship Contract 1” means (a) the Contract for the Construction and Sale of One Deepwater Drillship (Hull No. 3601) dated as of September 13, 2007 between Mandarin and Daewoo Shipbuilding & Marine Engineering Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea and (b) the Agreement for the Purchase of One Deepwater Drillship (Hull No. 3601) by and between Mandarin and OGIL dated as of March 24, 2008.

“Drillship Contract 2” means the Contract for the Construction and Sale of One Deepwater Drillship (Hull No. 3602) dated as of December 27, 2007 between Mandarin and Daewoo Shipbuilding & Marine Engineering Co., Ltd., a corporation organized and existing under the laws of the Republic of Korea.

“Drillship Contract Option Agreement” means Section 22 of the Agreement for the Purchase of One Deepwater Drillship (Hull No. 3601) by and between Mandarin and OGIL dated as of March 24, 2008, pursuant to which OGIL has been granted an option to purchase one deepwater drillship (Hull No. 3602) being constructed under Drillship Contract 2.

“Drillship Debt” means Debt for which (a) the drillship constructed pursuant to Drillship Contract 1 or Drillship Contract 2 serves as principal security, or (b) Drillship Contract 1, Drillship Contract 2, or the Drillship Contract Option Agreement, or some combination thereof, serves as principal security; provided, however, that (i) such Debt is non-recourse to OGIL and its Subsidiaries, (ii) neither OGIL nor any of its Subsidiaries shall have any liability whatsoever, whether direct or indirect, contingent or otherwise with respect to such Debt, and (iii) the provider of such Debt shall have no recourse to any assets of, or Equity Interests in, OGIL or its Subsidiaries (other than the Drillship Contract and the Equity Interests of any Drillship Entity).

“Drillship Documents” means (a) the Drillship Contract 1, (b) the Drillship Contract 2, (c) the Drillship Contract Option Agreement, and (d) the Transfer Agreements.

“Drillship Entity” means any Subsidiary of the Parent formed in connection with any Drillship Debt, substantially all of the assets of which consist of (a) the Drillship Contract 1, and the drillship being constructed and purchased pursuant thereto, or (b) the Drillship Contract 2, the Drillship Contract Option Agreement and the drillship being constructed and purchased pursuant thereto.

“Earnings Account” has the meaning set forth in Section 5.14(b)(i).

“Earnings Collateral” means (a) all freights, hire and other moneys earned and to be earned, due or to become due, or paid or payable to, or for the account of, any Loan Party, of whatsoever nature, arising out of or as a result of the use, operation, pooling or chartering by such Loan Party or its agents of any Rig, including, without limitation, all rights arising out of the owner’s lien on cargoes and subfreights thereunder, (b) all moneys and claims for moneys due and to become due to any Loan Party, and all claims for damages, arising out of the breach of any and all present and future drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and operations of every kind whatsoever of any Rig and in and to any and all claims and causes of action for money, loss or damages that may accrue or belong to any Loan Party, its successors or assigns, arising out of or in any way connected with the present or future use, operation, pooling or chartering of any Rig or arising out of or in any way connected with any and all present and future requisitions, drilling contracts, charter parties, pooling arrangements, bills of lading, contracts and other engagements of affreightment or for the carriage or transportation of cargo, and other operations of any Rig, (c) all moneys and claims due and to become due to any Loan Party, and all claims for damages and all insurances and other proceeds, in respect of the actual or constructive total loss of or requisition of use of or title to any Rig, and (d) any proceeds of any of the foregoing and all interest and earnings from the investment of any of the foregoing and the proceeds thereof.

“Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall have been satisfied, which date shall not be later than June 30, 2008.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD approved by the Facility Agent; and (e) any other Person (other than a natural person) approved by the Facility Agent, and, so long as no Default exists, the Parent, in either case, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Environmental Law” means all former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, license, order, approval or other authorization under any Environmental Law.

“Equity” means, for any Person at any time, the total shareholders’ equity of such Person and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any obligations convertible into or exchangeable for, or giving any Person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Advance” means an Advance that bears interest based on the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in Dollars appearing on Reuters Reference LIBOR01 as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that if the Reuters Reference LIBOR01 is not available to the Facility Agent for any reason, then the applicable Eurodollar Rate for the relevant Interest Period shall instead be the rate determined by the Facility Agent to be the rate at which the Facility Agent or one of its Affiliate banks offers to place deposits in Dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in an amount equal to $10,000,000 and having a maturity equal to such Interest Period.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.  The Eurodollar Rate Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Events of Default” has the meaning set forth in Section 7.01.

“Excess Cash Flow” has the meaning set forth in Section 7.06(a).

“Excess Cash Flow Certificate” means an Excess Cash Flow Certificate signed by a Responsible Officer of the Parent in substantially the form of the attached Exhibit L.

“Excluded Entity” means any Drillship Entity (including without limitation, Vantage Deepwater) and any Subsidiary thereof, any Bidding Entity and any Subsidiary thereof, any Administrative Entity and any Subsidiary thereof, Vantage Int’l Management (Singapore), Vantage Int’l Payroll (Singapore), and Vantage US Payroll.

“Excluded Taxes” means, with respect to any Mandated Lead Arranger, any Joint Bookrunner, any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Loan Party is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Loan Party with respect to such withholding tax pursuant to Section 2.11(a).

“F3 Capital” means F3 Capital, a Cayman Islands exempted company also referred to as “F3 Fund”.

“Facility Agent” means Natixis in its capacity as Facility Agent for the Lenders under the Loan Documents and any successor in such capacity appointed pursuant to Section 9.06.

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letters” means (a) the letter dated as of January 24, 2008 among Vantage Energy, the Joint Bookrunners and the Facility Agent, as amended by amendments dated as of May 15, 2008 and May 22, 2008 and (b) the letter dated as of January 24, 2008 between Vantage Energy and the Facility Agent.

“Final Maturity Date” means the earlier of (a) June 30, 2017 and (b) the earlier acceleration of all Obligations pursuant to Article VII.

“Fixed Charge Coverage Ratio” means, for any Person and its Subsidiaries on a consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) the sum (without duplication) of foreign, federal, state, and local taxes paid in cash, Debt Service and Permitted Capital Expenditures, each for such Person and for such period.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Loan Party is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Free Cash Balances” means, for any Person as at any time, for such Person and its Subsidiaries on a consolidating basis, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of such Person (including amounts required by this Agreement to be deposited into and held in the Debt Service Reserve Accounts but excluding amounts required by this Agreement to be deposited into and held in the Retention Accounts).

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Proceedings” means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

“Guarantors” the Parent, OGIL, Vantage Energy, Vantage Int’l Management (Caymans), Vantage Int’l Payroll (Caymans) and any other Subsidiary of the Parent (other than any Excluded Entity).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the owner of such Debt or other obligation of the payment or performance thereof or to protect such owner against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Material” means (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and chlorofluorocarbons and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Indemnification Proceeds” means any proceeds received by any Loan Party under any Rig Construction Contract pursuant to any indemnity or warranty thereunder, including, without limitation, any payments made by the Shipyard as liquidated damages in connection with any delay in the delivery of any Rig beyond the contracted for delivery date.

“Indemnified Taxes” means any Taxes other than Excluded Taxes.

“Insurance Advisor” means Bankserve, London Special Risk, Bankassure, AIG or an independent maritime insurance broker selected by the Collateral Agent and reasonably acceptable to the Lenders.

“Insurance Collateral” means (a) all Insurances Policies in respect of the Rigs, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of the Insurance Policies, (c) all other rights of the Loan Parties under or in respect of the Insurance Policies and (d) any proceeds of any of the foregoing.

“Insurance Policies” includes (a) all insurances (including, without limitation, all certificates of entry in protection and indemnity and war risks associations or clubs) in respect of the Rigs, whether heretofore, now or hereafter effected, and all renewals of or replacements for the same, (b) all claims, returns of premium and other moneys and claims for moneys due and to become due under or in respect of said insurances, and (c) all other rights of each owner of a Rig under or in respect of said insurances.

“Interest Period” means, for each Eurodollar Advance comprising part of a Borrowing, the period commencing on the date of such Eurodollar Advance or the date of the conversion of any existing Base Rate Advance into such Eurodollar Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below and Section 2.02.  The duration of each such Interest Period shall be one, three or six months, in each case as such Borrower may select; provided, however, that:

(a)           no Borrower may select any Interest Period for any Advance which ends after any principal repayment date unless, after giving effect to such selection, the aggregate unpaid principal amount of Advances having Interest Periods which end on or before such principal repayment date shall be at least equal to the amount of Advances due and payable on or before such date;

(b)           Interest Periods commencing on the same date for Advances by each Lender comprising part of the same Borrowing shall be of the same duration;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(d)           any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month;

(e)           no Borrower may select any Interest Period for any Advance which ends after the Applicable Maturity Date; and

(f)            at the Facility Agent’s sole discretion, no Borrower may select any Interest Period for any Eurodollar Advance longer than one month until the satisfactory completion of the syndication of this Agreement by the Joint Bookrunners.

“Investment” of any Person means any loan, advance (other than commission, travel and similar advances to officers and employees, drawing accounts and similar expenditures or prepayments or deposits made in the ordinary course of business) or extension of credit that constitutes Debt of the Person to whom it is extended or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes (including structured notes), debentures or other securities owned by such Person; any deposit accounts and certificates of deposit owned by such Person (but excluding capital expenditures of such Person determined in accordance with GAAP).

“Investment Grade Rating” of a Person means that such Person has a minimum debt rating on its long-term senior unsecured non-credit enhanced debt securities of at least BBB- as determined by S&P and at least Baa3 as determined by Moody’s (or if such Person has only one debt rating on its long-term senior unsecured non-credit enhanced debt securities, such rating is at least BBB- as determined by S&P or at least Baa3 as determined by Moody’s).

“Issuing Bank” means Natixis or any other Lender designated in writing to the Facility Agent by the Borrower (and consented to by such Lender) as an issuer of Letters of Credit, each in their respective capacity as an issuer of Letters of Credit, and any successor Issuing Bank pursuant to Section 9.06.

“Joint Bookrunners” means Natixis, BTMU Capital Corporation and Fortis Bank S.A./N.V., New York Branch.

“LC Cash Collateral Account” means a special interest bearing cash collateral account pledged by the applicable Borrower to the Collateral Agent for the ratable benefit of the Secured Parties containing cash deposited pursuant to Section 2.07(c), 2.14(e), 7.02 or 7.03 to be maintained at the Collateral Agent’s office in accordance with Section 2.14(g) and bear interest or be invested in the Collateral Agent’s reasonable discretion.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, award, requirement, order, writ, judgment, injunction, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority which is binding on such Person.

“Lenders” means the lenders listed on the signature pages of this Agreement and any other Person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).

“Letter of Credit” means any letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an Issuing Bank.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, the related Letter of Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Letter of Credit.

“Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

“Letter of Credit Obligations” means any obligations of the Borrowers under this Agreement in connection with the Letters of Credit.

“Leverage Ratio” means, for any Person as of the end of any fiscal quarter, the ratio of (a) Consolidated Net Debt for such Person and its Subsidiaries on a consolidated basis as of the end of such fiscal quarter to (b) Consolidated EBITDA for such Person and its Subsidiaries on a consolidated basis for the then most-recently ended four fiscal quarters.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, assignment, preference, deposit arrangement, encumbrance, charge, security interest, priority or other security or preferential arrangement of any kind or nature whatsoever, whether voluntary or involuntary in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.02(g), the Letter of Credit Documents, the Security Documents, the Fee Letters and each other agreement, instrument or document executed by any Loan Party or any of their respective officers at any time in connection with this Agreement, all as amended, restated, supplemented or modified from time to time.

“Loan Party” means any Borrower and any Guarantor.

“Majority Lenders” means, as of any date of determination, (a) before all of the Commitments terminate, Lenders holding more than 66 2/3 % of the then aggregate Revolving Commitments, Unused Term Commitments, Unused Top-Up Commitments, unpaid principal amount of the Term Advances and the Top-Up Advances and (b) thereafter, Lenders holding more than 66 2/3% of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure at such time.

“Mandarin” means Mandarin Drilling Corporation, a corporation organized and existing under the laws of the Marshall Islands.

“Mandated Lead Arrangers” means Natixis, BTMU Capital Corporation, Fortis Bank S.A./N.V., New York Branch and each other Lender designated as such by the Facility Agent.

“Market Value” means, as of any date of determination, the fair market value (or to the extent that the Rig Appraisal Reports, if two Rig Appraisal Reports are required to be delivered by this Agreement, provide for different fair market values, the arithmetical average of such fair market values) of each Rig set forth in the most recent Rig Appraisal Report covering such Rig.  To the extent that any Rig Appraisal Report provides a range of fair market values for any Rig, then the fair market value for such Rig shall be the arithmetical average of the highest and lowest fair market values given for such Rig in such Rig Appraisal Report.  Concurrently with delivery of any subsequent Rig Appraisal Reports, the Collateral Agent shall calculate the Market Values as of the date of such reports. The recalculated Market Values shall become effective immediately upon receipt of such subsequent Rig Appraisal Reports by the Collateral Agent.  In addition, each Market Value shall be adjusted from time to time to reflect any Casualty Event or any Collateral Disposition occurring with respect to any Rig to reflect the amount set forth in the Additional Appraisal Report covering such Rig to be delivered by the applicable Borrower pursuant to Section 5.06(g).

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on, (a) the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the rights and remedies of any Agent or any Lender upon any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or (c) the legality, validity, binding effect or enforceability against any Loan Party of any of the Loan Documents to which it is a party.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.

“Notice of Continuation” means a notice of continuation in the form of the attached Exhibit H signed by a Responsible Officer of the Borrower.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Advance, Letter of Credit or any Swap Contract to which a Lender or its Affiliate is a party, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any law relating to bankruptcy, insolvency or reorganization or relief of debtors naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFE” means owner furnished equipment.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) Synthetic Lease Obligations, or (c) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person (but, for the avoidance of doubt, excluding any Operating Leases).

“OGIL” means Offshore Group Investment Limited, a Cayman Islands exempted company.

“Operating Lease” of a Person means any lease of Property (other than a Capital Lease or an Off-Balance Sheet Liability) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means Vantage Drilling Company, a Cayman Islands exempted company.

“Payment Dates” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Capital Expenditures” means Capital Expenditures permitted to be made pursuant to Section 6.16.

“Permitted Investor” means F3 Capital, TMT, or any of their Affiliates which are controlled by Hsin Chi Su (referred to as “Nobu” or “Nobu Su”).

“Permitted Liens” has the meaning set forth in Section 6.01.

“Permitted Operating Expenses” means, for any Person, all costs and expenses incurred by such Person in the ordinary course of its business, excluding Debt Service but including without limitation and without duplication):

(a)           operating costs and expenses incurred in connection with the administration and operation of such Person and the applicable Rig; and

(b)           all other costs and expenses which the Facility Agent acting with the consent of the Majority Lenders and such Person agree may be Permitted Operating Expenses for the applicable Rig;

up to a maximum of the sum of (i) $60,000 a day (which amount shall be escalated annually on the anniversary of the Rig 1 Delivery Date at an annual rate equal to the lesser of (A) 15% or (B) the market escalation rate (as determined by Parent and Majority Lenders)), plus (ii) other expenses or obligations that are required to be reimbursed directly by third party customers, plus (iii) for any liability for taxes which such Person has notified to the Facility Agent.

“Permitted Prior Liens” means, at any time with respect to a Rig:

(i)            Liens for crews’ wages (including the wages of the master of the Rig) that are discharged in the ordinary course of business and have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(ii)           Liens for salvage (including contract salvage) or general average, and Liens for wages of stevedores employed by the owner of the Rig, the master of the Rig or a charterer or lessee of such Rig, which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(iii)          shipyard Liens and other Liens arising by operation of law arising in the ordinary course of business in operating, maintaining and repairing the Rig (other than those referred to in (i) and (ii) above), which in each case have accrued for not more than thirty (30) days unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss; provided that, except in respect of maritime Liens for necessaries provided in the United States to any Rig registered under a foreign flag, any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Rig Mortgage in respect of such Rig;

(iv)          Liens for damages arising from maritime torts which are unclaimed, or are covered by insurance and any deductible applicable thereto, or in respect of which a bond or other security has been posted on behalf of the relevant Loan Party with the appropriate court or other tribunal to prevent the arrest or secure the release of the Rig from arrest, unless any such Lien is being contested in good faith and by appropriate proceedings or other acts by the relevant Loan Party, and such Loan Party shall have set aside on its books adequate reserves with respect to such Lien and so long as such deferment in payment shall not subject the Rig to sale, forfeiture or loss;

(v)           Liens that, as indicated by the written admission of liability therefor by an insurance company, are covered by insurance (subject to reasonable deductibles);

(vi)          Liens for charters or subcharters or leases or subleases permitted under this Agreement; provided that any such Lien shall be permitted only to the extent it is subordinate to the Lien of the relevant Rig Mortgage in respect of such Rig, except with respect to any such Lien in existence on the date hereof; and

(vii)         Liens of any Rig Mortgage in favor of the Collateral Agent.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any Pension Plan or Multiemployer Plan.

“Pledge Agreement” means the Pledge Agreement in substantially the form of Exhibit I among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Pro Forma Financial Statements” means the unaudited pro forma consolidated and consolidating balance sheet of the Parent and its Subsidiaries as of March 31, 2008 and related consolidated statements of income or operations, stockholders’ equity and cash flows for such period, prepared giving effect to the Transactions as if they had occurred on such date, including, without limitation, sufficient information in order determine the results of operations for OGIL and its Subsidiaries.

“Property” of any Person means any interest of such Person in any property or asset (whether real, personal or mixed, tangible or intangible).

“Pro Rata Share” means, with respect to each Lender at any time, (a) before all of the Commitments terminate, the ratio (expressed as a percentage) of such Lender’s Revolving Commitments, Unused Term Commitments, Unused Top-Up Commitments, and outstanding principal amount of Term Advances and Top-Up Advances at such time to the aggregate Revolving Commitments, Unused Term Commitments, Unused Top-Up Commitments, and aggregate outstanding principal amount of Term Advances and Top-Up Advances at such time and (b) thereafter, the ratio (expressed as a percentage) of such Lender’s aggregate outstanding Advances at such time to the aggregate outstanding Advances of all the Lenders at such time.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on

Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Projections” means the Parent’s forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary basis and based upon good faith estimates and assumptions by the Parent believed to be reasonable at the time made, together with appropriate supporting details and a statement of underlying assumptions.

“Proxy Statement” means the Proxy Statement dated as of May 22, 2008 filed by Vantage Energy pursuant to Section 14(a) of the Exchange Act.

“Reference Lenders” means Natixis, Fortis Bank S.A./N.V., New York Branch and The Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch.

“Regulations T, U, X and D” means Regulations T, U, X, and D of the Federal Reserve Board, as the same is from time-to-time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer, Treasurer, Chief Accounting Officer, Assistant Treasurer, Finance Director or Tax Director of a Person.

“Restricted Payment” means, with respect to any Person: (a) the declaration or making by such Person or any of its Subsidiaries of any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of such Person; (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in such Person or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interests in such Person or any Subsidiary thereof; (c) any payment or prepayment (scheduled or otherwise) of principal of, premium, if any, or interest on, any subordinated Debt, or the issuance of a notice of an intention to do any of the foregoing; and (d) any payment by such Person or any of its Subsidiaries of any management, consulting or similar fees to any Affiliate, whether pursuant to a management agreement or otherwise.

“Retention Account” has the meaning set forth in Section 5.14(b)(ii).

“Revolving Advance” means an advance by a Lender to a Borrower as part of a Revolving Borrowing.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Advances made by each Lender to a Borrower pursuant to Section 2.01(c).

“Revolving Commitment” means, for each Lender, its obligation to (a) make Revolving Advances to the Borrowers pursuant to Section 2.01, and (b) purchase participations in L/C Obligations pursuant to Section 2.14(b), each in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Tranche 1 Advance” means any Revolving Advance by a Lender to Borrower 1.

“Revolving Tranche 2 Advance” means any Revolving Advance by a Lender to Borrower 2.

“Revolving Tranche 3 Advance” means any Revolving Advance by a Lender to Borrower 3.

“Revolving Tranche 4 Advance” means any Revolving Advance by a Lender to Borrower 4.

“Rig” means any of Rig 1, Rig 2, Rig 3 or Rig 4, and “Rigs” means all such Rigs collectively.

“Rig 1” means the Baker Marine Pacific Class 375 ultra-premium jackup drilling rig hull number P2018, including the related machinery, equipment and gear, including without limitation any OFE.

“Rig 1 Construction Contract” means the Rig Construction Contract (P2018) dated as of January 10, 2007 between Bluesky and the Shipyard, as supplemented by the Supplemental Agreement to Rig Construction Contract dated January 10, 2007 between Bluesky and Shipyard and as modified by the Novation Agreement dated as of  August 30, 2007 among Bluesky, the Shipyard and OGIL, the Forbearance Agreement dated as of November 16, 2007 between OGIL and the Shipyard, the Supplemental Forbearance Agreement dated as of March 24, 2008 between OGIL and the Shipyard and the Third Forbearance Agreement dated as of May 10, 2008 between OGIL and the Shipyard.

“Rig 1 Delivery Date” means the date upon which Rig 1 is delivered by the Shipyard to Borrower 1 completed in accordance with the terms of the Rig 1 Construction Contract, expected to be December 28, 2008, but not later than March 31, 2009.

“Rig 1 Maturity Date” means the earlier of (a) the date that is seven (7) years and three (3) months after the Rig 1 Delivery Date and (b) the Final Maturity Date.

“Rig 2” means the Baker Marine Pacific Class 375 ultra-premium jackup drilling rig hull number P2017, including the related machinery, equipment and gear, including without limitation any OFE.

“Rig 2 Construction Contract” means the Rig Construction Contract (P2017) dated as of October 27, 2006 between Bluesky and the Shipyard, as modified by the Novation Agreement dated as of August 30, 2007 among Bluesky, the Shipyard and OGIL and the Forbearance Agreement dated as of May 10, 2008 between OGIL and the Shipyard.

“Rig 2 Delivery Date” means the date upon which Rig 2 is delivered by the Shipyard to Borrower 2 completed in accordance with the terms of the Rig 2 Construction Contract, expected to be July 31, 2009, but not later than September 30, 2009.

“Rig 2 Maturity Date” means the earlier of (a) the date that is seven (7) years and three (3) months after the Rig 2 Delivery Date and (b) the Final Maturity Date.

“Rig 3” means the Baker Marine Pacific Class 375 ultra-premium jackup drilling rig hull number P2020, including the related machinery, equipment and gear, including without limitation any OFE.

“Rig 3 Construction Contract” means the Rig Construction Contract (P2020) dated as of  June 3, 2007 between Bluesky and the Shipyard, as supplemented by the Supplemental Agreement to Rig Construction Contract dated June 3, 2007 between Bluesky and Shipyard, as modified by the Novation Agreement dated as of  August 30, 2007 among Bluesky, the Shipyard and OGIL and the Forbearance Agreement dated as of May 30, 2008 between OGIL and the Shipyard.

“Rig 3 Delivery Date” means the date upon which Rig 3 is delivered by the Shipyard to Borrower 3 completed in accordance with the terms of the Rig 3 Construction Contract, expected to be September 30, 2009, but not later than December 31, 2009.

“Rig 3 Maturity Date” means the earlier of (a) the date that is seven (7) years and three (3) months after the Rig 3 Delivery Date and (b) the Final Maturity Date.

“Rig 4” means the Baker Marine Pacific Class 375 ultra-premium jackup drilling rig hull number P2021, including the related machinery, equipment and gear, including without limitation any OFE.

“Rig 4 Construction Contract” means the Rig Construction Contract (P2021) dated as of August 14, 2007 between Bluesky and the Shipyard, as supplemented by the Supplemental Agreement to Rig Construction Contract dated August 14, 2007 between Bluesky and Shipyard and as modified by the Novation Agreement dated as of August 30, 2007 among Bluesky, the Shipyard and OGIL the Forbearance Agreement dated as of March 24, 2008 between OGIL and the Shipyard and the Supplemental Forbearance Agreement dated as of May 10, 2008 between OGIL and the Shipyard.

“Rig 4 Delivery Date” means the date upon which Rig 4 is delivered by the Shipyard to Borrower 4 completed in accordance with the terms of the Rig 4 Construction Contract, expected to be December 31, 2009, but not later than March 31, 2010.

“Rig 4 Maturity Date” means the earlier of (a) the date that is seven (7) years and three (3) months after the Rig 4 Delivery Date and (b) the Final Maturity Date.

“Rig Appraisal Report” has the meaning set forth in Section 5.06(g).

“Rig Construction Contracts” means the Rig 1 Construction Contract, the Rig 2 Construction Contract, the Rig 3 Construction Contract and the Rig 4 Construction Contract.

“Rig Mortgages” means each of the First Preferred Mortgages (or other ship mortgage, fleet mortgage, naval mortgage or other agreement, document or instrument evidencing a grant of liens in a rig or vessel) executed by any Loan Party which pledges a Rig owned by such Person to the Collateral Agent for the benefit of the Secured Parties as collateral for all or a portion of the Obligations, in form and substance reasonably acceptable to the Facility Agent and as required to create an Acceptable Security Interest.

“S&P” means Standard & Poor’s Rating Agency Group, a division of Mc-Graw Hill Companies, Inc., or any successor that is a national credit rating organization.

“SEC” means the Securities and Exchange Commission, and any successor entity.

“Secured Parties” means the Agents, the Mandated Lead Arrangers, the Joint Bookrunners, the Lenders, the Swap Counterparties and their Related Parties.

“Security Agreement” means the Security Agreement in substantially the form of Exhibit K among one or more of the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means the Assignments of Earnings, the Assignments of Insurance, the Charter Assignments, the Collateral Assignments of Rig Construction Contract, the Mortgages, the Security Agreement, the Pledge Agreement and each other document, instrument or agreement executed in connection therewith or otherwise executed in order to secure all or a portion of the Obligations.

“Security Maintenance Ratio” means, as of any date of determination and with respect to any Tranche, the ratio of (a) the Market Value of the applicable Rig as of such date and (b) the outstanding principal amount of the Advances of such Tranche as of such date.

“Shipyard” means PPL Shipyard PTE Ltd., a Singapore corporation.

“Subsidiary” of a Person means any corporation, association, partnership or other business entity of which more than 50% of the outstanding Equity Interests having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time Equity Interests of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) which entity is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

“Super-Majority Lenders” means, as of any date of determination, (a) before all of the Commitments terminate, Lenders holding more than 80% of the then aggregate Revolving Commitments, Unused Term Commitments, Unused Top-Up Commitments, unpaid principal amount of the Term Advances and the Top-Up Advances and (b) thereafter, Lenders holding more than 80% of the aggregate unpaid principal amount of the Advances and participation interests in the Letter of Credit Exposure at such time.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Counterparty” means any Lender or any Affiliate thereof that is party to a Swap Contract with any Loan Party and is otherwise acceptable to the Facility Agent.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Technical Advisor” means Noble Denton, Moonpool, DNV Advisory Services, or another marine surveyor retained by the Facility Agent at the Borrower’s expense.

“Term Advance” means any Term Tranche 1 Advance, Term Tranche 2 Advance, Term Tranche 3 Advance or Term Tranche 4 Advance.

“Term Borrowing” means any Term Tranche 1 Borrowing, Term Tranche 2 Borrowing, Term Tranche 3 Borrowing or Term Tranche 4 Borrowing.

“Term Commitment” means, for each Lender, such Lender’s Term Tranche 1 Commitment, Term Tranche 2 Commitment, Term Tranche 3 Commitment and Term Tranche 4 Commitment.

“Term Tranche 1 Advance” means any advance by a Lender to Borrower 1 as part of a Term Tranche 1 Borrowing.

“Term Tranche 1 Borrowing” means a borrowing consisting of simultaneous Term Tranche 1 Advances made by each Lender pursuant to Section 2.01(a)(i).

“Term Tranche 1 Commitment” means, for each Lender, the commitment of such Lender to make Term Tranche 1 Advances to Borrower 1 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Term Tranche 1 Commitment.  The aggregate Term Tranche 1 Commitments as of the Effective Date are $80,000,000.

“Term Tranche 2 Advance” means any advance by a Lender to Borrower 2 as part of a Term Tranche 2 Borrowing.

“Term Tranche 2 Borrowing” means a borrowing consisting of simultaneous Term Tranche 2 Advances made by each Lender pursuant to Section 2.01(a)(ii).

“Term Tranche 2 Commitment” means, for each Lender, the commitment of such Lender to make Term Tranche 2 Advances to Borrower 2 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Term Tranche 2 Commitment.  The aggregate Term Tranche 2 Commitments as of the Effective Date are $80,000,000.

“Term Tranche 3 Advance” means any advance by a Lender to Borrower 3 as part of a Term Tranche 3 Borrowing.

“Term Tranche 3 Borrowing” means a borrowing consisting of simultaneous Term Tranche 3 Advances made by each Lender pursuant to Section 2.01(a)(iii).

“Term Tranche 3 Commitment” means, for each Lender, the commitment of such Lender to make Term Tranche 3 Advances to Borrower 3 in the maximum aggregate amount set forth on

Annex I opposite such Lender’s name as its Term Tranche 3 Commitment.  The aggregate Term Tranche 3 Commitments as of the Effective Date are $80,000,000.

“Term Tranche 4 Advance” means any advance by a Lender to Borrower 4 as part of a Term Tranche 4 Borrowing.

“Term Tranche 4 Borrowing” means a borrowing consisting of simultaneous Term Tranche 4 Advances made by each Lender pursuant to Section 2.01(a)(iv).

“Term Tranche 4 Commitment” means, for each Lender, the commitment of such Lender to make Term Tranche 4 Advances to Borrower 4 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Term Tranche 4 Commitment.  The aggregate Term Tranche 4 Commitments as of the Effective Date are $80,000,000.

“TMT” means TMT Co., Ltd., a company incorporated in the Republic of Taiwan.

“TMT Guaranties” means (a) Letter of Guarantee dated as of October 27, 2006, as supplemented by the Letter of Guarantee dated as of  August 30, 2007,  in connection with the Rig 1 Construction Contract, (b) the Performance Guaranty dated as of  January 10, 2007 in connection with the Rig 2 Construction Contract, (c) Performance Guarantee dated as of  June 3, 2007 in connection with the Rig 3 Construction Contract and (d) Performance Guarantee dated as of  August 14, 2007, as supplemented by the Performance Guarantee dated as of  August 30, 2007, each in connection with the Rig 4 Construction Contract.

“Top-Up Advance” means any Top-Up Tranche 1 Advance, Top-Up Tranche 2 Advance, Top-Up Tranche 3 Advance or Top-Up Tranche 4 Advance.

“Top-Up Borrowing” means any Top-Up Tranche 1 Borrowing, Top-Up Tranche 2 Borrowing, Top-Up Tranche 3 Borrowing or Top-Up Tranche 4 Borrowing.

“Top-Up Commitment” means, for each Lender, such Lender’s Top-Up Tranche 1 Commitment, Top-Up Tranche 2 Commitment, Top-Up Tranche 3 Commitment and Top-Up Tranche 4 Commitment.

“Top-Up Tranche 1 Advance” means any advance by a Lender to Borrower 1 as part of a Top-Up Tranche 1 Borrowing.

“Top-Up Tranche 1 Borrowing” means a borrowing consisting of simultaneous Top-Up Tranche 1 Advances made by each Lender pursuant to Section 2.01(b)(i).

“Top-Up Tranche 1 Commitment” means, for each Lender, the commitment of such Lender to make Top-Up Tranche 1 Advances to Borrower 1 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Top-Up Tranche 1 Commitment.  The aggregate Top-Up Tranche 1 Commitments as of the Effective Date are $20,000,000.

“Top-Up Tranche 2 Advance” means any advance by a Lender to Borrower 2 as part of a Top-Up Tranche 2 Borrowing.

“Top-Up Tranche 2 Borrowing” means a borrowing consisting of simultaneous Top-Up Tranche 2 Advances made by each Lender pursuant to Section 2.01(b)(ii).

“Top-Up Tranche 2 Commitment” means, for each Lender, the commitment of such Lender to make Top-Up Tranche 2 Advances to Borrower 2 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Top-Up Tranche 2 Commitment.  The aggregate Top-Up Tranche 2 Commitments as of the Effective Date are $20,000,000.

“Top-Up Tranche 3 Advance” means any advance by a Lender to Borrower 3 as part of a Top-Up Tranche 3 Borrowing.

“Top-Up Tranche 3 Borrowing” means a borrowing consisting of simultaneous Top-Up Tranche 3 Advances made by each Lender pursuant to Section 2.01(b)(iii).

“Top-Up Tranche 3 Commitment” means, for each Lender, the commitment of such Lender to make Top-Up Tranche 3 Advances to Borrower 3 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Top-Up Tranche 3 Commitment.  The aggregate Top-Up Tranche 3 Commitments as of the Effective Date are $20,000,000.

“Top-Up Tranche 4 Advance” means any advance by a Lender to Borrower 4 as part of a Top-Up Tranche 4 Borrowing.

“Top-Up Tranche 4 Borrowing” means a borrowing consisting of simultaneous Top-Up Tranche 4 Advances made by each Lender pursuant to Section 2.01(b)(iv).

“Top-Up Tranche 4 Commitment” means, for each Lender, the commitment of such Lender to make Top-Up Tranche 4 Advances to Borrower 4 in the maximum aggregate amount set forth on Annex I opposite such Lender’s name as its Top-Up Tranche 4 Commitment.  The aggregate Top-Up Tranche 4 Commitments as of the Effective Date are $20,000,000.

“Total Cost” means, with respect to any Rig, the sum of the Contract Price (as set forth in the applicable Rig Construction Contract) and the Additional Costs.

“Total Loss” means (a) the actual, constructive, arranged, agreed, or compromised total loss of any Rig; (b) the loss, theft or destruction of such Rig or damage thereto to such extent as shall make repair thereof uneconomical or shall render such Rig permanently unfit for normal use for any reason whatsoever; (c) the requisition for title or other compulsory acquisition or forfeiture of any Rig otherwise than by requisition for hire; or (d) the capture, condemnation, seizure, arrest, detention or confiscation of any Rig by any Governmental Authority or by Persons acting or purporting to act on behalf of any Governmental Authority unless such Rig be released from such capture, seizure, arrest, detention or confiscation within one (1) month after the occurrence thereof.

“Tranche” means any Class of Commitments or Advances, whether such Advances or Commitments are Tranche 1 Advances, Tranche 2 Advances, Tranche 3 Advances or Tranche 4 Advances or Tranche 1 Commitments, Tranche 2 Commitments, Tranche 3 Commitments or Tranche 4 Commitments, as the case may be.

“Tranche 1 Advances” means any Revolving Tranche 1 Advance, Term Tranche 1 Advance, or Top-Up Tranche 1 Advance.

“Tranche 2 Advances” means any Revolving Tranche 2 Advance, Term Tranche 2 Advance, or Top-Up Tranche 2 Advance.

“Tranche 3 Advances” means any Revolving Tranche 3 Advance, Term Tranche 3 Advance, or Top-Up Tranche 3 Advance.

“Tranche 4 Advances” means any Revolving Tranche 4 Advance, Term Tranche 4 Advance, or Top-Up Tranche 4 Advance.

“Tranche 1 Commitment” means any Term Tranche 1 Commitment or Top-Up Tranche 1 Commitment.

“Tranche 2 Commitment” means any Term Tranche 2 Commitment or Top-Up Tranche 2 Commitment.

“Tranche 3 Commitment” means any Term Tranche 3 Commitment or Top-Up Tranche 3 Commitment.

“Tranche 4 Commitment” means any Term Tranche 4 Commitment or Top-Up Tranche 4 Commitment.

“Transactions” means the Vantage Acquisition and each of the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means (a) the Share Purchase Agreement dated as of August 30, 2007 among Vantage Energy, F3 Capital, and OGIL, as amended by Amendment No. 1 dated as of December 3, 2007 among Vantage Energy, F3 Capital, OGIL and the Parent, (b) each other material document executed on or before the Effective Date with respect to the Vantage Acquisition, and (c) the Rig Construction Contracts.

“Transfer Agreement” means any agreement pursuant to which any Vendor Agreement is assigned or novated to OGIL.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York, as amended from time to time, and any successor statute.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unused Revolving Commitments” means, with respect to any Tranche, the difference between (a) the Revolving Commitments of such Tranche and (b) the sum of the Revolving Advances of such Tranche and the Letter of Credit Exposure of such Tranche.

“Unused Term Commitments” means the difference between (a) the Term Commitments and (b) the Term Advances.

“Unused Top-Up Commitments” means the difference between (a) the Top-Up Commitments and (b) the Top-Up Advances.

“Vantage Acquisition” means the acquisition by the Parent of all of the outstanding shares of common stock of OGIL pursuant to the Transaction Documents.

“Vantage Deepwater” means Vantage Deepwater Company, a Cayman Islands exempted company.

“Vantage Driller I” means Vantage Driller I Co, a Cayman Islands exempted company.

“Vantage Driller II” means Vantage Driller II Co, a Cayman Islands exempted company.

“Vantage Energy” means Vantage Energy Services, Inc., a Delaware corporation.

“Vantage Int’l Payroll (Singapore)” means Vantage International Payroll Company Pte. Ltd., a company formed under the laws of Singapore.

“Vantage Int’l Payroll (Caymans)” means Vantage International Payroll Co., a Cayman Islands exempted company.

“Vantage US Payroll” means Vantage US Payroll Company Pte. Ltd., a company formed under the laws of Singapore.

“Vantage Int’l Management (Caymans)” means Vantage International Management Co., a Cayman Islands exempted company.

“Vantage Int’l Management (Singapore)” means Vantage International Management Company, a company formed under the laws of Singapore.

“Vendor Agreement” means any agreement between Bluesky and the suppliers named therein for the provision of certain drilling equipment to Bluesky which is to be furnished to the Shipyard for installation in the Rigs, to be novated or assigned to OGIL pursuant to a Transfer Agreement.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Equity Interests or other interests (including partnership interests) in such Person entitling the holders thereof (whether at all times or at the time that such class of Equity Interests has voting power by reason of the happening of any contingency) to vote in the election of members of the board of directors or comparable body of such Person.

“Working Capital Ratio” means, at any date of determination, the ratio of (a) the consolidated current assets of the Borrowers and their Subsidiaries determined in accordance with GAAP on such date to (b) the consolidated current liabilities of the Borrowers and their

Subsidiaries at such time determined in accordance with GAAP minus the current portion of any Debt under this Agreement to the extent otherwise included therein.

Section 1.02           Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.03           Accounting Terms.

(a)           For purposes of this Agreement, all accounting terms not otherwise defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)           If at any time any Accounting Change (as defined below) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Majority Lenders shall so request, the Facility Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Facility Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  “Accounting Changes” means: (A) changes in accounting principles required by GAAP and implemented by the Parent; (B) changes in accounting principles recommended by the Parent’s accountants; and (C) changes in carrying value of Parent’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles to the Parent’s acquisition of OGIL from F3 Capital or (ii) any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma Financial Statements.

(c)           In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

Section 1.04           Classes of Advances.  Advances are distinguished by “Class”.  The “Class” of an Advance refers to the determination of whether such Advance is a Term Advance, Revolving Advance or Top-Up Advance, each of which constitutes a Class.

Section 1.05           Miscellaneous.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II
THE CREDIT FACILITIES

Section 2.01           The Advances.

(a)           Term Advances.

(i)            Term Tranche 1 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make up to four Term Tranche 1 Advances to Borrower 1 from time-to-time on any Business Day during the period from the Effective Date until the Rig 1 Delivery Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Term Tranche 1 Commitment and (B) such Lender’s Pro Rata Share of 36% of the Total Cost of Rig 1.  Each Term Tranche 1 Borrowing shall be in an aggregate amount not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Each Term Tranche 1 Borrowing shall correspond to the applicable installment of the Contract Price (as defined in the Rig 1 Construction Contract) as set forth on Schedule 2.01.  Principal payments made after the Effective Date may not be reborrowed.

(ii)           Term Tranche 2 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make up to four Term Tranche 2 Advances to Borrower 2 from time-to-time on any Business Day during the period from the Effective Date until the Rig 2 Delivery Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Term Tranche 2 Commitment and (B) such Lender’s Pro Rata Share of 36% of the Total Cost of Rig 2.  Each Term Tranche 2 Borrowing shall be in an aggregate amount not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Each Term Tranche 2 Borrowing shall correspond to the applicable installment of the Contract Price (as defined in the Rig 2 Construction Contract) as set forth on Schedule 2.01.  Principal payments made after the Effective Date may not be reborrowed.

(iii)          Term Tranche 3 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make up to four Term Tranche 3 Advances to Borrower 3 from time-to-time on any Business Day during the period from the Effective Date until the Rig 3 Delivery Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Term Tranche 3 Commitment and (B) such Lender’s Pro Rata Share of 36% of the Total Cost of Rig 3.  Each Term Tranche 3 Borrowing shall be in an aggregate amount not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Each Term Tranche 3 Borrowing shall correspond to the applicable installment of the Contract Price (as defined in the Rig 3 Construction Contract) as set forth on Schedule 2.01.  Principal payments made after the Effective Date may not be reborrowed.

(iv)          Term Tranche 4 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make up to four Term Tranche 4 Advances to Borrower 4 from time-to-time on any Business Day during the period from the Effective Date until the Rig 4 Delivery Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Term Tranche 4 Commitment and (B) such Lender’s Pro Rata Share of 36% of the Total Cost of Rig 4.  Each Term Tranche 4 Borrowing shall be in an aggregate amount not less than $10,000,000 and in integral multiples of $1,000,000 in excess thereof.  Each Term Tranche 4 Borrowing shall correspond to the applicable installment of the Contract Price (as defined in the Rig 4 Construction Contract) as set forth on Schedule 2.01.  Principal payments made after the Effective Date may not be reborrowed.

(b)           Top-Up Advances.

(i)            Top-Up Tranche 1 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Top-Up Tranche 1 Advances to Borrower 1 from time-to-time on any Business Day during the period from the Rig 1 Delivery Date to the Rig 1 Maturity Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Top-Up Tranche 1 Commitment and (B) 9% of the Total Cost of Rig 1.  Each Top-Up Tranche 1 Borrowing shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof.  Principal payments made after the Rig 1 Delivery Date may not be reborrowed.

(ii)           Top-Up Tranche 2 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Top-Up Tranche 2 Advances to Borrower 2 from time-to-time on any Business Day during the period from the Rig 2 Delivery Date to the Rig 2 Maturity Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Top-Up Tranche 2 Commitment and (B) 9% of the Total Cost of Rig 2.  Each Top-Up Tranche 2 Borrowing shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof.  Principal payments made after the Rig 2 Delivery Date may not be reborrowed.

(iii)          Top-Up Tranche 3 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Top-Up Tranche 3 Advances to Borrower 3 from time-to-time on any Business Day during the period from the Rig 3 Delivery Date to the Rig 3 Maturity Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Top-Up Tranche 3 Commitment and (B) 9% of the

Total Cost of Rig 3.  Each Top-Up Tranche 3 Borrowing shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof.  Principal payments made after the Rig 3 Delivery Date may not be reborrowed.

(iv)          Top-Up Tranche 4 Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Top-Up Tranche 4 Advances to Borrower 4 from time-to-time on any Business Day during the period from the Rig 4 Delivery Date to the Rig 4 Maturity Date in an aggregate amount up to but not to exceed the lesser of (A) the amount of its Top-Up Tranche 4 Commitment and (B) 9% of the Total Cost of Rig 4.  Each Top-Up Tranche 4 Borrowing shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof.  Principal payments made after the Rig 4 Delivery Date may not be reborrowed.

(c)           Revolving Advances.  Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to any Borrower from time-to-time on any Business Day during the period from the Rig 1 Delivery Date until the Final Maturity Date in a maximum amount up to but not to exceed at any time outstanding its Revolving Commitment; provided however that the aggregate outstanding principal amount of the sum of (i) all Revolving Advances plus (ii) the Letter of Credit Exposure shall not exceed at any time (A) on or before the Rig 2 Delivery Date, $10,000,000, (B) on or before the Rig 3 Delivery Date, $20,000,000, (C) on or before the Rig 4 Delivery Date, $30,000,000, and (D) thereafter, the Aggregate Revolving Commitments.  Each Revolving Borrowing shall be in an aggregate amount not less than $1,000,000 and in integral multiples thereof.  Within the limits of each Lender’s Revolving Commitment, the Borrowers may from time-to-time borrow, prepay pursuant to Section 2.07(b) and reborrow under this Section 2.01(c).

Section 2.02           Method of Borrowing.

(a)           Notice.  Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than 10:00 a.m. (Paris, France time) on the third Business Day before the requested Borrowing Date, in each case to the Facility Agent’s Applicable Lending Office.  The Facility Agent shall give to each Lender prompt notice on the day of receipt of a timely Notice of Borrowing.  The Notice of Borrowing shall be in writing specifying (A) the Borrowing Date (which shall be a Business Day), (B) the requested Class and Tranche of Advances comprising such Borrowing, (C) the aggregate amount of such Borrowing, (D) the requested Interest Period and (E) the applicable Borrower.  The Facility Agent shall promptly notify each Lender of the applicable interest rate under Section 2.06(a)(i) or (ii).  Each Lender shall make available its Pro Rata Share of such Borrowing before 12:00 p.m. (New York time) on the Borrowing Date in immediately available funds to the Facility Agent at its Applicable Lending Office or such other location as the Facility Agent may specify by notice to the Lenders.  After the Facility Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Facility Agent will promptly make such funds available to the applicable Borrower not later than 2:00 p.m. (New York time) at such account as such Borrower shall specify in writing to the Facility Agent.

(b)           Continuations.  In order to elect to Continue a Borrowing under this Section, the applicable Borrower shall deliver an irrevocable Notice of Continuation to the Facility Agent at its Applicable Lending Office no later than 10:00 a.m. (Paris, France time) at least three Business Days in advance of such requested Continuation.  Each such Notice of Continuation shall be in writing or by telex, telecopier or telephone, confirmed promptly in writing specifying (A) the requested Continuation date (which shall be a Business Day), (B) the amount, Class and Tranche of the Advances comprising the Borrowing to be Continued, and (C) the requested Interest Period.  Promptly after receipt of a Notice of Continuation under this paragraph, the Facility Agent shall provide each Lender with a copy thereof and notify each Lender of the interest rate under Sections 2.06(a)(i) or (ii).

(c)           Certain Limitations.  Notwithstanding anything in paragraphs (a) and (b) above:

(i)            at no time shall there be more than two Interest Periods applicable to each Class and each Tranche of outstanding Eurodollar Advances;

(ii)           if the Facility Agent is unable to determine the Eurodollar Rate for any requested Borrowing and the Facility Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of any Borrower to select Eurodollar Advances for any subsequent Borrowing and the obligation of the Lenders to make such Eurodollar Advances shall be suspended until the Facility Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iii)          if the Majority Lenders shall, by 11:00 a.m. (New York time) at least one Business Day before the date of any requested Borrowing, notify the Facility Agent that the Eurodollar Rate will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances and the Facility Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of any Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing and the obligation of the Lenders to make Eurodollar Advances shall be suspended until the Facility Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

(iv)          if any Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraphs (a) and (b) above or shall fail to deliver a Notice of Continuation, the Facility Agent will forthwith so notify such Borrower and the Lenders and such Borrower shall be deemed to have selected an Interest Period of one month’s duration; and

(v)           at any time when a Default or an Event of Default has occurred and is continuing, no Borrower may select an Interest Period for any Eurodollar Advance longer than one month’s duration; provided, however that no Borrower shall be requested to prepay (or convert to an Adjusted Base Rate) any existing Eurodollar Borrowing prior to the end of the Interest Period for such Borrowing.

(d)           Notices Irrevocable.  Each Notice of Borrowing and each Notice of Continuation delivered by a Borrower shall be irrevocable and binding on such Borrower.  In the case of the initial Borrowing or any Borrowing which the related Notice of Continuation specifies is to be comprised of Eurodollar Advances, each Borrower shall indemnify each Lender against any loss, out-of-pocket cost or expense actually incurred by such Lender as a result of any failure to fulfill on or before the Borrowing Date or the date specified in such Notice of Continuation for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)           Facility Agent Reliance.  Unless the Facility Agent shall have received notice from a Lender before the Borrowing Date that such Lender will not make available to the Facility Agent such Lender’s Pro Rata Share of the Borrowing, the Facility Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Facility Agent on the Borrowing Date in accordance with paragraph (a) of this Section 2.02 and the Facility Agent may, in reliance upon such assumption, make available to the applicable Borrower on the Borrowing Date a corresponding amount.  If and to the extent that such Lender shall not have so made its Pro Rata Share of such Borrowing available to the Facility Agent, such Lender and the applicable Borrower severally agree to immediately repay to the Facility Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Facility Agent, at (i) in the case of a Borrower, the interest rate applicable on such day to Eurodollar Advances and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation.  If such Lender shall repay to the Facility Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.  If such Lender’s Advance as part of such Borrowing is not made available by such Lender within three Business Days of the Borrowing Date, the applicable Borrower shall repay such Lender’s share of such Borrowing (together with interest thereon at the interest rate applicable during such period to Eurodollar Advances) to the Facility Agent not later than three Business Days after receipt of written notice from the Facility Agent specifying such Lender’s share of such Borrowing that was not made available to the Facility Agent.

(f)            Lender Obligations Several.  The failure of any Lender to make an Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the applicable Borrowing Date.  No Lender shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender on any applicable Borrowing Date.

(g)           Noteless Agreement; Evidence of Indebtedness.

(i)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from the Advances made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii)           The Facility Agent shall also maintain accounts in which it will record (A) the amount of each Advance made hereunder and the Class and Tranche thereof and the Interest Period with respect thereto, (B) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (C) the amount of any sum received by the Facility Agent hereunder from each Borrower and each Lender’s share thereof.

(iii)          The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Facility Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(iv)          Any Lender may request that the Advances owing to such Lender be evidenced by a promissory note (a “Note”).  In such event, the applicable Borrower shall execute and deliver to such Lender a Note payable to the order of such Lender and its registered assigns and in form and substance reasonably acceptable to the Facility Agent and such Borrower.  Thereafter, the Advances evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.06) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.06, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.03           Fees.

(a)           Commitment Fees.  The Borrowers jointly and severally agree to pay to the Facility Agent for the account of each Lender a commitment fee (a “Commitment Fee”) equal to the product of 0.75% per annum and the average daily amount by which such Lender’s Aggregate Commitment exceeds the sum of (i) the aggregate principal amount of such Lender’s outstanding Advances and (ii) such Lender’s Pro Rata Share of the Letter of Credit Exposure, from the Effective Date until the Final Maturity Date.  The Commitment Fees payable pursuant to this clause (a) are due quarterly in arrears on the last Business Day of each March, June, September and December commencing on the first such date occurring after the Effective Date and continuing thereafter through and including the Final Maturity Date.

(b)           Agency and Arrangement Fees.  The Borrowers jointly and severally agree to pay to the Agents and the Joint Bookrunners the fees as separately agreed upon in the Fee Letters.

(c)           Letter of Credit Fees.

(i)            The Borrowers jointly and severally agree to pay to the Facility Agent for the pro rata benefit of each Lender a letter of credit fee at a per annum rate equal to the Applicable Margin in effect from time to time.  Each such fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its expiration date and shall be payable quarterly in arrears on the last Business Day of each March, June, September and December until the earlier of its expiration date or the Final Maturity Date.  All such fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(ii)           The Borrowers jointly and severally agree to pay to the applicable Issuing Bank, a fronting fee for each Letter of Credit issued for its account equal to 0.125% per annum of the initial stated amount of such Letter of Credit (or, with respect to any subsequent increase to the stated amount of any such Letter of Credit, such increase in the stated amount).  Each such fee shall be payable annually in advance on the date of issuance (or subsequent increase) of such Letter of Credit and each year thereafter until the earlier of its expiration date or the Final Maturity Date.  All such fees shall be computed on the basis of a year of 360 days.

(iii)          In addition, the Borrowers jointly and severally agree to pay to the Issuing Banks all customary transaction costs and fees charged by such Issuing Bank in connection with the issuance, amendment, renewal or extension of a Letter of Credit or processing of drawings thereunder, such costs and fees to be due and payable on the date specified by the applicable Issuing Bank in the invoice for such costs and fees.

(d)           Generally.  All such fees shall be paid on the dates due, in immediately available Dollars to the Facility Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to (i) Section 2.03(b) shall be paid directly to the applicable Agent or Joint Bookrunner and (ii) Section 2.03(c)(ii) and (iii) shall be paid directly to the applicable Issuing Bank.  Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

Section 2.04           Reduction of the Commitments.

(a)           Optional.  Each Borrower shall have the right, upon at least five days’ irrevocable notice to the Facility Agent, to terminate in whole or reduce ratably in part the unused portion of any Class and Tranche of Commitment; provided that each partial reduction of any Commitment shall be in the minimum aggregate amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amount as may then be outstanding); provided further that the Aggregate Revolving Commitments may not be reduced below the aggregate principal amount of the outstanding Revolving Advances plus the outstanding Letter of Credit Exposure.

(b)           Mandatory.  Without duplication of any mandatory reduction of the Commitments required pursuant to Section 2.07(c)(vi), upon the Collateral Disposition of any Rig, the Class and Tranche of Commitments related to such Rig shall automatically and permanently terminate and the Revolving Commitments shall automatically and permanently be reduced by $10,000,000.

In connection with any termination of any Class and Tranche of Commitment hereunder, the Borrower shall pay on the effective date of such termination any amounts, if any, required to be paid pursuant to Section 2.07(d) as a result of such termination being made on such date.  Any reduction or termination of the Commitments pursuant to Section 2.04 shall be permanent, with no obligation of the Lenders to reinstate such Commitments and the commitment fees provided for in Section 2.03(a) shall thereafter be computed on the basis of the Commitments as so reduced.  The Facility Agent shall give each Lender prompt notice of any commitment reduction or termination.

Section 2.05           Repayment.

(a)           Term Advances.

(i)            Term Tranche 1 Advances.  The aggregate principal amount of the Term Tranche 1 Advances shall be payable by Borrower 1 in quarterly installments equal to $2,000,000 on each of the first twenty-eight (28) consecutive quarterly Payment Dates commencing six (6) months after the Rig 1 Delivery Date.  Any remaining outstanding Term Tranche 1 Advances shall be paid in full by Borrower 1 on the Rig 1 Maturity Date.

(ii)           Term Tranche 2 Advances.  The aggregate principal amount of the Term Tranche 2 Advances shall be payable by Borrower 2 in quarterly installments equal to $2,000,000 on each of the first twenty-eight (28) consecutive quarterly Payment Dates commencing six (6) months after the Rig 2 Delivery Date.  Any remaining outstanding Term Tranche 2 Advances shall be paid in full by Borrower 2 on the Rig 2 Maturity Date.

(iii)          Term Tranche 3 Advances.  The aggregate principal amount of the Term Tranche 3 Advances shall be payable by Borrower 3 in quarterly installments equal to $2,000,000 on each of the first twenty-eight (28) consecutive quarterly Payment Dates commencing six (6) months after the Rig 3 Delivery Date.  Any remaining outstanding Term Tranche 3 Advances shall be paid in full by Borrower 3 on the Rig 3 Maturity Date.

(iv)          Term Tranche 4 Advances.  The aggregate principal amount of the Term Tranche 4 Advances shall be payable by Borrower 4 in quarterly installments equal to $2,000,000 on each of the first twenty-eight (28) consecutive quarterly Payment Dates commencing six (6) months after the Rig 4 Delivery Date.  Any remaining outstanding Term Tranche 4 Advances shall be paid in full by Borrower 4 on the Rig 4 Maturity Date.

(b)           Top-Up Advances.

(i)            Top-Up Tranche 1 Advances.  The aggregate principal amount of the Top-Up Tranche 1 Advances shall be payable in equal quarterly installments determined by the Facility Agent (and the Facility Agent shall promptly notify each Lender of such amortization schedule) on each of the consecutive quarterly Payment Dates occurring during the tenor of the applicable Drilling Contract pursuant to which such Top-Up Tranche 1 Advances were made.

(ii)           Top-Up Tranche 2 Advances.  The aggregate principal amount of the Top-Up Tranche 2 Advances shall be payable in equal quarterly installments determined by the Facility Agent (and the Facility Agent shall promptly notify each Lender of such amortization schedule) on each of the consecutive quarterly Payment Dates occurring during the tenor of the applicable Drilling Contract pursuant to which such Top-Up Tranche 2 Advances were made.

(iii)          Top-Up Tranche 3 Advances.  The aggregate principal amount of the Top-Up Tranche 3 Advances shall be payable in equal quarterly installments determined by the Facility Agent (and the Facility Agent shall promptly notify each Lender of such amortization schedule) on each of the consecutive quarterly Payment Dates occurring during the tenor of the applicable Drilling Contract pursuant to which such Top-Up Tranche 3 Advances were made.

(iv)          Top-Up Tranche 4 Advances.  The aggregate principal amount of the Top-Up Tranche 4 Advances shall be payable in equal quarterly installments determined by the Facility Agent (and the Facility Agent shall promptly notify each Lender of such amortization schedule) on each of the consecutive quarterly Payment Dates occurring during the tenor of the applicable Drilling Contract pursuant to which such Top-Up Tranche 4 Advances were made.

(c)           Revolving Advances.  The outstanding principal amount of the Revolving Advances shall be payable by the Borrowers on the Final Maturity Date.

(d)           Notwithstanding the foregoing, any remaining outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Final Maturity Date.

(e)           In addition, the Borrower shall pay to the applicable Swap Counterparties the Swap Termination Value with respect to any Swap Contracts that terminate in whole or in part as a result of such repayments set forth above.

Section 2.06           Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance made to such Borrower by each Lender to it from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a)           Advances.

(i)            Base Rate Advances.  If such Advance is a Base Rate Advance, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin, payable in arrears on each Payment Date and on the date such Base Rate Advance shall be paid in full.

(ii)           Eurodollar Advances.  If such Advance is a Eurodollar Advance, a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period, and, in the case of Interest Periods of greater than three months, on the Business Day which occurs during such Interest Period three months from the first day of such Interest Period.

(b)           Additional Interest on Eurodollar Advances.  Each Borrower shall pay to each Lender, so long as any such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Advance made to such Borrower by such Lender, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to

100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance.  Such additional interest payable to any Lender shall be determined by such Lender and notified to the Borrowers through the Facility Agent (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error, and be accompanied by any evidence indicating the need for such additional interest as any Borrower may reasonably request).

(c)           Usury Recapture.  In the event the rate of interest chargeable under this Agreement at any time (calculated after giving affect to all items charged which constitute “interest” under applicable laws, including fees and margin amounts, if applicable) is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect.

In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then each Borrower shall, to the extent permitted by applicable law, pay the Facility Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances.

In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

(d)           Default Interest.  Upon the occurrence and the during the continuance of an Event of Default, each Borrower shall on demand from time to time pay interest, to the extent permitted by law, on the outstanding Advances to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Advance pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate that would be applicable to an Eurodollar Advance plus 2.00%.

Section 2.07           Prepayments.

(a)           Right to Prepay.  No Borrower shall have the right to prepay any principal amount of any Advance except as provided in this Section 2.07.

(b)           Optional Prepayments.  Any Borrower may elect to prepay, in whole or in part, any Class or Tranche of the Advances owing by it to the Lenders, after giving prior written notice of such election to the Facility Agent by 10:00 a.m. (Paris, France time) at least three Business Days before such prepayment stating the proposed date, aggregate principal amount, Class and Tranche of such prepayment.  If any such notice is given, the Facility Agent shall give prompt notice thereof to each Lender and such Borrower shall prepay such Class and Tranche of Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 and any amounts, if any, required to be paid pursuant to Section 2.07(d) as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $2,000,000 and in integral multiples of $1,000,000 in excess thereof (or such lesser amount as may then be outstanding).  Optional prepayments of Term Advances and Top-Up Advances shall be applied to outstanding Advances in the inverse order of maturity of the remaining scheduled principal installments of such Tranche and Class of Advances.  In addition, the Borrower shall pay to the applicable Swap Counterparties the Swap Termination Value with respect to any Swap Contracts that terminate in whole or in part as a result of such optional prepayments set forth above.

(c)           Mandatory Prepayments.

(i)            Excess Cash Flow.  Within 45 days after the end of each fiscal quarter, beginning with the first fiscal quarter ending at least six (6) months after the Rig 1 Delivery Date, each Borrower shall prepay its outstanding Term Advances and Top-Up Advances in an amount equal to its Excess Cash Flow for such prior fiscal quarter as set forth on the Excess Cash Flow Certificate delivered to Facility Agent pursuant to Section 5.06(c).  All such prepayments from Excess Cash Flow shall be applied to in accordance with Section 2.07(c)(vi).

(ii)           Security Maintenance Ratio. If at any time any Borrower shall fail to maintain a Security Maintenance Ratio of at least 1.50 to 1.00, then as soon as possible but in any event no later than 30 days after such failure, to the extent such failure is continuing, either (A) such Borrower will, or will cause the Parent or one of its Subsidiaries (provided that such Subsidiary becomes a Loan Party pursuant to Section 5.12) to, execute and deliver to the Collateral Agent additional Rig Mortgages granting an Acceptable Security Interest in such other rigs or vessels acceptable to the Collateral Agent (acting on the instruction of the Majority Lenders) (together with any required amendments to any applicable Security Agreement and such evidence of corporate authority to enter into and such legal opinions in relation to such Security Documents as the Collateral Agent may reasonably request) that have a Market Value such that the Security Maintenance Ratio is at least 1.50 to 1.00, or (B) at the end of such 30-day period, such Borrower shall prepay its outstanding Advances by an amount necessary so that the Security Maintenance Ratio is at least 1.50 to 1.00.  All such prepayments shall be applied to the applicable Tranche of the Advances in accordance with Section 2.07(c)(vi).

(iii)          Collateral Disposition.  Immediately upon receipt of Collateral Disposition Proceeds, the Borrowers shall prepay the Advances in an amount equal to 100% of such

Collateral Disposition Proceeds.  All such prepayments shall be applied to the Advances in accordance with Section 2.07(c)(vi).

(iv)          Casualty Event.

(A)          Upon the occurrence of a Casualty Event, if (1) no Event of Default has occurred and is continuing, (2) the applicable Loan Party reasonably believes that all necessary repairs to any Rig affected by a Casualty Event can be commenced within 90 days following such Casualty Event and completed within 180 days thereafter, and (3) during such 180-day period following commencement of such repairs, the applicable Loan Party works diligently to complete all such repairs, then the applicable Loan Party shall hold such Casualty Proceeds in a bank account subject to an Account Control Agreement and shall apply such Casualty Proceeds in payment for all necessary repairs, and following completion of such repairs within 180 days after commencement of such repairs and if no Event of Default has occurred and is continuing, the applicable Loan Party may retain the remainder of such Casualty Proceeds (together with accrued interest thereon), if any, and shall give notice to the Lenders thereof.  If all necessary repairs to any Rig affected by a Casualty Event shall not have been made within 180 days following commencement of such repairs, then the applicable Borrower shall prepay the Advances in an amount equal to 100% of the remaining Casualty Proceeds, and such prepayment shall be applied to the Advances in accordance with Section 2.07(c)(vi), and the Collateral Agent shall give notice to the Lenders thereof.

(B)           Upon the occurrence of a Casualty Event, if an Event of Default has occurred and is continuing, any Casualty Proceeds shall be delivered to the Collateral Agent which shall apply such Casualty Proceeds to the Advances in accordance with Section 2.07(c)(vi).

(C)           Notwithstanding anything to the contrary in the other Loan Documents, all insurance payments in respect of any liability of the Loan Parties to third Persons or damage to Property of third Persons by any Loan Party shall be paid by the underwriter of such Insurance Policy directly to the Person to whom such liability is owed or directly to the applicable Loan Party to reimburse it for any loss, damage or expense incurred by it in connection with the event or condition giving rise to such liability.

(v)           Indemnifications.  All Indemnification Proceeds payable to or received by the Loan Parties shall on the date of receipt by such Loan Party be applied to prepay the Advances in an amount equal to 100% of such Indemnification Proceeds.  All such prepayments shall be applied to the Advances in accordance with Section 2.07(c)(vi).

(vi)          Application of Prepayments.  Each prepayment pursuant to this Section 2.07(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date.  Each prepayment required pursuant to this Section 2.07(c) shall be applied (a) to the prepayment of the applicable Tranche of Top-Up Advances in the inverse order of maturity of the remaining scheduled principal installments of such Tranche, (b) to the prepayment of the applicable Tranche of Term Advances in the inverse order of maturity of the remaining scheduled principal installments of such Tranche, (c) to the prepayment of the applicable Tranche of Revolving Advances, and, with respect to mandatory prepayments from Collateral Disposition Proceeds only, make deposits into the LC Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, together with a corresponding reduction of the applicable Tranche of the Revolving Commitment and (d) any remainder shall be applied ratably to each of the other Tranches of Advances, in the order set forth above.  In addition, the Borrower shall pay to the applicable Swap Counterparties the Swap Termination Value with respect to any Swap Contracts that terminate in whole or in part as a result of such mandatory prepayments set forth above.

(d)           Prepayment Premiums.  Each of the following events shall be subject to and accompanied by a premium determined in accordance with the table below based on the period during which such prepayment shall occur:

(i)            all optional prepayments of Term Advances or Top-Up Advances under Section 2.07(b),

(ii)           all mandatory prepayments under Section 2.07(c)(iii); and

(iii)          any termination of any Tranche of the Term Commitments or the Top-Up Commitments before such Commitments have been fully drawn,

Period:	Prepayment Premium Percentage
From the Effective Date through the Rig 4 Delivery Date	1.00%
Rig 4 Delivery Date through the third anniversary thereof	0.50%
Third anniversary of the Rig 4 Delivery Date and thereafter	No prepayment premium

Such prepayment premium shall be equal to the product of the prepayment premium percentage specified above and (A) with respect to any optional prepayments of all or a portion of any Tranche of outstanding Term Advances or Top-Up Advances under Section 2.07(b), the principal amount of the Advances prepaid, (B) with respect to any mandatory prepayment under Section 2.07(c)(iii), the aggregate of such Tranche’s undrawn Commitments, and (C) with respect to any termination of any Tranche of the Term Commitments or the Top-Up Commitments before such Commitments have been fully drawn, the aggregate of such Tranche’s undrawn Term Commitments or undrawn Top-Up Commitments, as the case may be.

(e)           Illegality.  If any Lender shall notify the Facility Agent and the Borrowers that any Change in Law makes it unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement or to make or maintain Eurodollar Advances then outstanding hereunder, the Borrowers shall, no later than 10:00 a.m. (New York time) (i) (A) if not prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Advance or (B) if prohibited by any Legal Requirement to maintain such Eurodollar Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all Eurodollar Advances of all of the Lenders then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Lender shall simultaneously make a Base Rate Advance or, if not otherwise prohibited, make an Eurodollar Advance in an amount equal to the aggregate principal amount of the affected Eurodollar Advances, and (iii) the right of the Borrowers to select Eurodollar Advances shall be suspended until such Lender shall notify Facility Agent that the circumstances causing such suspension no longer exist.  Each Lender agrees to use commercially reasonable efforts (consistent with its internal policies and subject to legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(f)            Ratable Payments; Effect of Notice.  Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.  All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the applicable Borrower.

Section 2.08           Funding Losses.  If (a) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.07 or the acceleration of the maturity of the Advances pursuant to Article VII or (b) if any Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, such Borrower shall, within three Business Days of any written demand sent by any Lender to such Borrower through the Facility Agent, pay to Facility Agent for the account of such Lender any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.

Section 2.09           Increased Costs.

(a)           Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate Reserve Percentage) or any Issuing Bank;

(ii)           subject any Agent, any Joint Bookrunner, any Mandated Lead Arranger, any Lender or any Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Advance made by it, or change the basis of taxation of payments to such Person in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.11 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Agent, Joint Bookrunner, Mandated Lead Arranger, Lender or Issuing Bank); or

(iii)          impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or Issuing Bank, the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender or a Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the applicable Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.10           Payments and Computations.

(a)           Payment Procedures.  Each Borrower shall make each payment under this Agreement not later than 12:00 p.m. (New York time) on the day when due to the Facility Agent at the Facility Agent’s Applicable Lending Office in immediately available funds.  Each Advance shall be repaid and each payment of interest thereon shall be paid in Dollars.  All payments shall be made without setoff, deduction, or counterclaim. The Facility Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Facility Agent, or a specific Lender pursuant to Section 2.03(b), 2.03(c), 2.08, 2.09 or 2.11, but after taking into account payments effected pursuant to Section 10.04) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Offices, in each case to be applied in accordance with the terms of this Agreement.

(b)           Computations.  All computations of interest and of fees shall be made by the Facility Agent, on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Facility Agent of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

(c)           Non-Business Day Payments.  Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d)           Agent Reliance.  Unless the Facility Agent shall have received written notice from any Borrower prior to the date on which any payment is due to the Lenders that such Borrower will not make such payment in full, the Facility Agent may assume that such Borrower has made such payment in full to the Facility Agent on such date and the Facility Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due to such Lender.  If and to the extent such Borrower shall not have so made such payment in full to Facility Agent, each Lender shall repay to the Facility Agent forthwith on demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Facility Agent, at the greater of the Federal Funds Effective Rate for such day and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation.

Section 2.11           Taxes.

(a)           Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by any Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Facility Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirements.

(b)           Payment of Other Taxes by the Borrowers.  Without limiting the provisions of paragraph (a) above, the Borrowers shall jointly and severally timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Indemnification by the Borrowers.  The Borrowers shall jointly and severally indemnify the Facility Agent, each Lender and each Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Facility Agent, such Lender or such Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or an Issuing Bank (with a copy to the Facility Agent), or by the Facility Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Facility Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Facility Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to the Facility Agent), at the time or times prescribed by applicable law or reasonably requested by a Borrower or the Facility Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Facility Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Facility Agent as will enable such Borrower or the Facility Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

                Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to such Borrower and the Facility Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the written request of such Borrower or the Facility Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)          any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)            Treatment of Certain Refunds.  If the Facility Agent, a Lender or an Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Facility Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the written request of the Facility Agent, such Lender or such Issuing Bank, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Facility Agent, such Lender or such Issuing Bank in the event the Facility Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Facility

Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

Section 2.12           Sharing of Payments, Etc.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its Pro Rata Share, then the Lender receiving such greater proportion shall (a) notify the Facility Agent of such fact, and (b) purchase (for cash at face value) participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them, provided that: (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letters of Credit to any assignee or participant, other than to a Loan Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.13           Applicable Lending Offices.  Each Lender may book its Advances at any Applicable Lending Office selected by such Lender and may change its Applicable Lending Office from time to time.  All terms of this Agreement shall apply to any such Applicable Lending Office and the Advances shall be deemed held by each Lender for the benefit of such Applicable Lending Office.  Each Lender may, by written notice to the Facility Agent designate replacement or additional Applicable Lending Offices through which Advances will be made by it and for whose account repayments are to be made.

Section 2.14           Letters of Credit.

(a)           Issuance.  From time-to-time from the Effective Date until 30 days before the Final Maturity Date, at the written request of any Borrower, the Issuing Banks shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of a Borrower or for the account of any Loan Party (in which case a Borrower and such Loan Party shall be co-applicants with respect to such Letter of Credit) on any Business Day.  No Letter of Credit will be issued, increased, or extended:

(i)            except as otherwise provided in (ii) below, if the equity portion of the applicable Rig’s Total Cost as specified in the attached Schedule 2.01 has not already been paid by the applicable Borrower to the Shipyard, unless the applicable Borrower has deposited into the LC Cash Collateral Account an amount equal to the Letter of Credit Exposure with respect to such Letter of Credit.

(ii)           if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed (A) if the equity portion of Rig 1’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard, the lesser of (1) $10,000,000 and (2) the Aggregate Revolving Commitments, (B) if the equity portion of Rig 2’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard, the lesser of (1) $20,000,000 and (2) the Aggregate Revolving Commitments, (C) if the equity portion of Rig 3’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard, on or before the Rig 4 Delivery Date, the lesser of (1) $30,000,000 and (2) the Aggregate Revolving Commitments, and (D) if the equity portion of Rig 4’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard, the Aggregate Revolving Commitments, in each case minus the sum of the aggregate outstanding principal amount of all Revolving Advances;

(iii)          unless such Letter of Credit has an expiration date not later than the earlier of (A) two years after the date of issuance thereof or such longer period as agreed to by the applicable Issuing Bank and (B) five Business Days prior to the Final Maturity Date;

(iv)          unless such Letter of Credit is in form and substance acceptable to the applicable Issuing Bank in its sole discretion;

(v)           until the applicable Rig’s Delivery Date, with respect to any Letter of Credit which relates to a specific Rig, unless the beneficiary of such Letter of Credit is reasonably acceptable to the Joint Bookrunners and the Majority Lenders;

(vi)          unless the applicable Borrower has delivered to the applicable Issuing Bank a completed and executed Letter of Credit Application;

(vii)         unless such Letter of Credit is governed by any of (A) the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, (B) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 or (C) the International Standby Practices, International Chamber of Commerce Commission Publication No. 590, or any successor to such publications.  If the terms of any letter of credit application referred to in the foregoing clause (iv) conflicts with the terms of this Agreement, the terms of this Agreement shall control; and

(viii)        prior to the Rig 1 Delivery Date, unless such Letter of Credit is issued as  a bid bond or performance bond;

Each Letter of Credit shall be issued or amended, as the case may be, upon the written request of the applicable Borrower delivered to the Issuing Bank (with a copy to the Facility Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower.  Such Letter of Credit Application must be received by the Issuing

Bank and the Facility Agent not later than 5:00 p.m. (Paris, France time) on the fifth Business Day (or such later date and time as the Facility Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the Issuing Bank or the Facility Agent may require.

(b)           Participations.  Upon the date of the issuance or increase of a Letter of Credit occurring on or after the Effective Date, the applicable Issuing Bank shall be deemed to have sold to each other Lender and each other Lender shall have been deemed to have purchased from the applicable Issuing Bank a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Facility Agent, for the account of the applicable Issuing Bank, such Lender’s Pro Rata Share of each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit and not reimbursed by the applicable Loan Party (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.14(c).  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax, to the Facility Agent and the applicable Borrower of such demand for payment and whether such Issuing Bank has made or will make disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such payment or disbursement.  The Facility Agent shall promptly give each Lender notice thereof.

(c)           Reimbursement.  Each Borrower hereby agrees to pay on demand to the applicable Issuing Bank in respect of each Letter of Credit issued for its account an amount equal to any amount paid by such Issuing Bank under or in respect of such Letter of Credit.  In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the applicable Borrower on the same Business Day, such Issuing Bank shall give notice of such failure to pay to the Facility Agent and the Lenders, and each Lender shall promptly reimburse the applicable Issuing Bank for such Lender’s Pro Rata Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Borrowing comprised of Eurodollar Rate Advances with an Interest Period of one month’s duration to the applicable Borrower from such Lender.  If such reimbursement is not made by any Lender to the applicable Issuing Bank on the same day on which such Issuing Bank shall have made payment on any such draw, such Lender shall pay interest thereon to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation.  Each Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Facility Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by such Borrower as a Borrowing comprised of Eurodollar Rate Advances.

(d)           Obligations Unconditional.  The obligations of each Borrower under this Agreement in respect of each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)            any lack of validity or enforceability of any Letter of Credit Documents, any Loan Document, or any term or provision therein;

(ii)           any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit Document or any Loan Document;

(iii)          the existence of any claim, set-off, defense or other right which any Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any subsidiary or other Affiliate thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document, the transactions contemplated in this Agreement or in any Letter of Credit Documents or any unrelated transaction;

(iv)          any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)           payment by an Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of such Letter of Credit; or

(vi)          any other act or omission to act or delay of any kind of the Issuing Banks, the Facility Agent, the Lenders or any other Person or any other event, circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of any Borrower’s obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of each Borrower hereunder to reimburse each payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit will not be excused by the gross negligence or willful misconduct of the applicable Issuing Bank.

(e)           Prepayments of Letters of Credit.  In the event that any Letters of Credit shall be outstanding or shall be drawn and not reimbursed after the Final Maturity Date, the Borrowers  shall jointly and severally pay to the Facility Agent an amount equal to the Letter of Credit Exposure allocable to such Letters of Credit to be held in the LC Cash Collateral Account and applied in accordance with paragraph (g) below.

(f)            Liability of Issuing Bank.  Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  None of the Issuing Banks nor any of their respective officers or directors shall be liable or responsible for:

(i)            the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)           the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)          payment by an Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

(iv)          any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank’s own negligence),

except that a Borrower shall have a claim against an Issuing Bank, and an Issuing Bank shall be liable to, and shall promptly pay to, a Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law), damages suffered by such Borrower which such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit strictly comply with the terms of such Letter of Credit.  It is understood that an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) such Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of such Issuing Bank.

(g)           LC Cash Collateral Account.

(i)            If the Borrowers are required to deposit funds in the LC Cash Collateral Account pursuant to Sections 2.07(c), 2.14(a)(vii), 2.14(e), 7.02(b) or 7.03(b), then the Borrowers and the Facility Agent shall establish the LC Cash Collateral Account and the Borrowers shall execute any documents and agreements, including the Facility Agent’s standard form assignment of deposit accounts, that the Facility Agent requests in connection therewith to establish the LC Cash Collateral Account and grant the Facility

Agent an Acceptable Security Interest in such account and the funds therein.  Each Borrower hereby pledges to the Facility Agent and grants the Facility Agent a security interest in the LC Cash Collateral Account, whenever established, all funds held in the LC Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

(ii)           Funds held in the LC Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Facility Agent at the written request of any Issuing Bank to any reimbursement or other obligations under Letters of Credit that exist or occur.  To the extent that any surplus funds are held in the LC Cash Collateral Account above the Letter of Credit Exposure during the existence of an Event of Default the Facility Agent may (A) hold such surplus funds in the LC Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders.  Except with respect to funds deposited in the LC Cash Collateral Account pursuant to Section 2.14(a)(vii), if no Default or Event of Default exists, the Facility Agent shall release to the Borrowers at the Borrowers’ written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(e) or otherwise.  With respect to funds deposited in the LC Cash Collateral Account pursuant to Section 2.14(a)(vii), if no Default or Event of Default exists, the Facility Agent shall release to the Borrowers at the Borrowers’ written request any funds held in the LC Cash Collateral Account above the amounts required by Section 2.14(a)(vii) if the Facility Agent has received satisfactory evidence that the equity portion of the applicable Rig’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard.

(iii)          Funds held in the LC Cash Collateral Account shall be invested in Cash Equivalents maintained with, and under the sole dominion and control of, the Facility Agent or in another investment if mutually agreed upon by the Borrowers and the Facility Agent, but the Facility Agent shall have no other obligation to make any other investment of the funds therein.  The Facility Agent shall exercise reasonable care in the custody and preservation of any funds held in the LC Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Facility Agent accords its own property, it being understood that the Facility Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

Section 2.15           Mitigation Obligations; Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.09, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The

Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 2.16           Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the Advances and Letters of Credit to be provided by the Lenders and the Facility Agent under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them with respect to the Obligations.

(b)           Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the obligations arising under this Agreement, it being the intention of the parties hereto that all the obligations with respect to the Obligations shall be the joint and several obligations of all the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event the other Borrower will make such payment with respect to, or perform, such obligation.

(d)           The obligations of each Borrower under the provisions of this Section 2.16 constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e)           The provisions of this Section 2.16 are made for the benefit of the Lenders and the Facility Agent and their successors and assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Facility Agent first to marshall any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the obligations hereunder or to elect any other remedy.  The provisions of this Section 2.16 shall remain in effect until all the obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the obligations, is rescinded or must otherwise be restored or returned by the Lenders or the Facility Agent upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

Section 2.17           Mitigation Obligations; Replacement of Lenders.

(a)           Designation of a Different Lending Office. If any Lender requests compensation under Section 2.09, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.09 or 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby jointly and severally agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 2.09, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.08) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with Legal Requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III
CONDITIONS OF LENDING

Section 3.01           Initial Conditions Precedent.  The obligation of each Lender to make its initial Advances as part of the initial Borrowing or any Issuing Bank to issue the initial Letters of Credit is subject to the conditions precedent that:

(a)           Documentation.  On or before the day on which the initial Borrowing is made or the initial Letter of Credit is issued, the Facility Agent and the Lenders shall have received the following, each dated as of the Closing Date unless otherwise indicated below, duly executed by all the parties thereto, each in form and substance satisfactory to the Facility Agent and the Lenders:

(i)            this Agreement and all attached Exhibits and Schedules;

(ii)           any Note requested by a Lender pursuant to Section 2.02(g) payable to the order of such requesting Lender in the amount of each Tranche of its Term Commitment, Top-Up Commitment or Revolving Commitment;

(iii)          the Security Agreement, together with UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in the Collateral described therein;

(iv)          the Pledge Agreement pledging to the Collateral Agent for the benefit of the Secured Parties all of the Equity Interests of the Subsidiaries of the Parent and the Subsidiaries of the other Loan Parties, together with stock certificates, stock powers executed in blank, UCC-1 financing statements and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Equity Interest;

(v)           the Collateral Assignment of Rig Construction Contract and any other documents, agreements or instruments necessary to create an Acceptable Security Interest therein;

(vi)          a certificate dated as of the Effective Date from a Responsible Officer of the Parent stating that (A) all representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents to which it is a party are true and correct in all material respects; (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.01 have been met;

(vii)         copies of the certificate or articles of incorporation or other equivalent organizational documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other functional equivalent of the jurisdiction of its organization, if available;

(viii)        a certificate of the Secretary or Assistant Secretary of each Loan Party dated as of the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or other functional equivalent of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other functional equivalent of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party and, in the case of each Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate furnished pursuant to clause (vii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document, Notices of Borrowing or any other document delivered in connection herewith on behalf of such Loan Party;

(ix)           a certificate of another officer dated as of  the Closing Date as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (viii) above;

(x)            certificates from the appropriate Governmental Authority certifying as of a recent date as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Facility Agent;

(xi)           a favorable opinion dated as of the Closing Date of Porter & Hedges LLP, New York counsel to the Loan Parties;

(xii)          a favorable opinion dated as of the Closing Date of Maples and Calder, Cayman Islands counsel to the Loan Parties;

(xiii)         a favorable opinion dated as of the Closing Date of Herbert Smith, English counsel to the Facility Agent;

(xiv)        a certificate from the chief financial officer of the Parent dated as of the Closing Date addressed to the Facility Agent and each of the Lenders regarding the matters set forth in Section 4.19;

(xv)         a certificate from the chief financial officer of the Parent addressed to the Facility Agent and each of the Lenders which shall reaffirm that as of the Closing Date the Projections prepared by the Parent and previously provided to the Joint Bookrunners and the Lenders are true and correct in all material respects based upon the assumptions stated therein and the best information reasonably available to such officer at the time such Projections were made and shall describe any changes therein and state that such changes shall not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(xvi)        copies of each of the Transaction Documents certified as of the Closing Date by a Responsible Officer (A) as being true and correct copies of such documents as of the Closing Date, (B) as being in full force and effect and (C) that no material term or condition thereof shall have been amended, modified or waived after the execution thereof without the prior written consent of the Majority Lenders;

(xvii)       copies of each of the Drillship Documents certified as of the Closing Date by a Responsible Officer (A) as being true and correct copies of such documents as of the Closing Date, and (B) as being in full force and effect;

(xviii)      a pro forma certificate as to the prospective coverage under the Insurance Policies required by Section 5.04 and the applicable provisions of the Security Documents;

(xix)         acknowledgment from CT Corporation System as of the Closing Date with respect to its irrevocable appointment by each Loan Party pursuant to Section 10.14(b);

(xx)          no less than three Business Days prior to the Closing Date, all documentation and other information which any Joint Bookrunner, any Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(xxi)         such other documents, governmental certificates and agreements as any Agent or any Lender  may reasonably request.

(b)           Payment of Fees.  On the Effective Date, the Borrowers shall have paid the fees required to be paid to the Agents, the Joint Bookrunners, and the Lenders on the Effective Date, including, without limitation, the fees set forth in the Fee Letters and all other costs and expenses which have been invoiced and are payable pursuant to Section 10.04.

(c)           Due Diligence.  The Joint Bookrunners shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Parent and its Subsidiaries, and all legal, financial, accounting, governmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(d)           Consummation of the Vantage Acquisition.  The Joint Bookrunners shall have had the opportunity to review and shall be satisfied with the terms of the Transaction Documents, including all disclosure schedules and exhibits thereto, and the Joint Bookrunners shall have received evidence satisfactory to the Joint Bookrunners confirming that (i) all of the transactions contemplated by the Transaction Documents and the Proxy Statement shall have been consummated and no conditions under such documents remain unsatisfied and (ii) the Vantage Acquisition shall have occurred on or before the Effective Date.  All of the conditions to the effectiveness to each of the Rig Construction Contracts shall have been satisfied.

(e)           Security Documents.  The Collateral Agent shall have received all appropriate evidence required by the Collateral Agent in its sole discretion necessary to determine that arrangements have been made for the Collateral Agent for the benefit of Secured Parties to have an Acceptable Security Interest in the Collateral, including, without limitation, (i) the delivery to the Collateral Agent of such financing statements under the Uniform Commercial Code for filing in such jurisdictions as the Collateral Agent may require, and (ii) lien, tax and judgment searches conducted on the Loan Parties reflecting no Liens other than Permitted Prior Liens against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement.

(f)            Financial Statements.  The Facility Agent and the Lenders shall have received true and correct copies of (i) the Audited Financial Statements, (ii) the Pro Forma Financial Statements and (iii) the Projections for the five year period commencing on the Effective Date and such other financial information as any Joint Bookrunners may reasonably request.

(g)           No Proceeding or Litigation; No Injunctive Relief.  No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any of the Transactions or (ii) which, in any case, in the reasonable judgment of the Facility Agent, could reasonably be expected to have a Material Adverse Effect.

(h)           Authorizations and Approvals.  All Governmental Authorities and Persons shall have approved or consented to the Transactions and the transactions contemplated hereby,

including, without limitation, those required in connection with the continued operation of the Parent and its Subsidiaries, to the extent required, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened that would restrain, prevent or otherwise impose adverse conditions on this Agreement, the Transactions and the actions contemplated hereby and thereby.

(i)            No Default.  No Default shall have occurred and be continuing or would result from such Advance or from the application of the proceeds therefrom.

(j)            Representations and Warranties.  The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct before and after giving effect to the Advances and to the application of the proceeds from such Advances from the date of the Advances, as though made on and as of such date.

(k)           No Material Adverse Effect.  Since December 31, 2006, no event or events that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred.

Section 3.02           Conditions Precedent to Term Borrowings.  The obligation of each Lender to make each Term Advance as part of each Term Borrowing for each particular Tranche is subject to the conditions precedent that:

(a)           the Facility Agent has received satisfactory evidence that the equity portion of the applicable Rig’s Total Cost as specified in the attached Schedule 2.01 has already been paid by the applicable Borrower to the Shipyard;

(b)           the Facility Agent shall have received evidence, satisfactory to the Facility Agent in its sole discretion, that the installment under the Rig Construction Contract being financed by such Term Borrowing is then due and payable in accordance with the terms thereof, including a commercial invoice from the Shipyard for such amount;

(c)           the Facility Agent shall have received the on-site report of the Technical Advisor addressed to the Facility Agent and the Lenders confirming (i) that construction of such Rig up to such date has been in accordance with the Specifications (as defined in the applicable Rig Construction Contract), and (ii) that the Technical Advisor has no reason to believe that such Rig will not be completed  and delivered in accordance with the terms of the Rig Construction Contract on or before the applicable Delivery Date;

(d)           unless the Joint Bookrunners in consultation with the Majority Lenders shall have otherwise consented in writing, prior to the making of any additional Term Advances that consist of Tranche 2 Advances, Tranche 3 Advances or Tranche 4 Advances after the Rig 1 Delivery Date, the applicable Borrower shall have entered into a drilling contract reasonably acceptable to the Joint Bookrunners with respect to Rig 1; and

(e)           unless the Joint Bookrunners in consultation with the Majority Lenders shall have otherwise consented in writing, prior to the making of any additional Term Advances that consist of Tranche 2 Advances, Tranche 3 Advances or Tranche 4 Advances after the Rig 1 Delivery

Date, the applicable Borrower has complied with the requirements of Sections 5.14 and 5.15 with respect to Rig 1.

Section 3.03           Conditions Precedent to Top-Up Borrowings.  The obligation of each Lender to make each Top-Up Advance as part of each Top-Up Borrowing for each particular Tranche is subject to the conditions precedent that:

(a)           the applicable Rig with respect to the Tranche of Top-Up Advances is operating  and accepted for service under the terms of a Drilling Contract;

(b)           the applicable Borrower has delivered an executed Charter Assignment in accordance with the requirements of Section 5.15 with respect to such Drilling Contract;

(c)           such Drilling Contract will generate sufficient revenue as determined by the Facility Agent, and notified to the Lenders, for the applicable Borrower in order to amortize in full the related Top-Up Advance during the term of such Drilling Contract, in addition to any mandatory repayments of the Term Advances of the same Tranche during such term; and

(d)           the applicable Borrower has complied with the requirements of Sections 5.14 and 5.15.

Section 3.04           Conditions Precedent to Revolving Borrowings.  The obligation of each Lender to make each Revolving Advance as part of each Revolving Borrowing for each particular Tranche is subject to the conditions precedent that, with respect to each Tranche of Revolving Advances, the applicable Borrower shall have complied with the requirements of Sections 5.14 and 5.15.

Section 3.05           Conditions Precedent to Each Borrowing.  The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) or Continue a Eurodollar Advance for an Interest Period of longer than one month’s duration, and the obligation of the Issuing Banks to issue, extend or increase Letters of Credit shall be subject to the further conditions precedent that on the Borrowing Date, the date of Continuation, or issuance, extension or increase date of such Letters of Credit, the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Continuation and the acceptance by a Borrower of the proceeds of such Advance or the written request for the issuance, extension or increase of a Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Advance, the date of such Continuation, or the date of such issuance, extension or increase such statements are true):

(a)           the representations and warranties contained in Article IV and in each other Loan Document are correct on and as of the date of such Advance or Continuation, or the issuance, extension or increase of such Letter of Credit before and after giving effect to such Advance and to the application of the proceeds from such Advance or such Continuation, or to the issuance, extension or increase of such Letter of Credit, as applicable, as though made on, and as of such date;

(b)           no Default has occurred and is continuing or would result from such Advance or from the application of the proceeds therefrom or from such issuance, extension or increase of such Letter of Credit; and

(c)           no Material Adverse Effect shall have occurred and be continuing.

Section 3.06           Determinations Under Sections 3.01, 3.02, 3.03, 3.04 and 3.05.  For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02, 3.03, 3.04 and 3.05, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Facility Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Facility Agent such Lender’s ratable portion of such Borrowings.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Each Loan Party jointly and severally represents and warrants to the Secured Parties as follows:

Section 4.01           Existence; Subsidiaries.  Each of the Loan Parties is duly formed, validly existing, and in good standing (to the extent the concept of good standing is applicable in such jurisdiction) under the laws of the jurisdiction of its formation and qualified to do business in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification and where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

Section 4.02           Power and Authority.  Each of the Loan Parties has the requisite power and authority to own its assets and carry on its business and execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution, delivery, and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby (a) have been duly authorized by all necessary organizational action, (b) do not and will not (i) contravene the terms of any such Person’s organizational documents, (ii) violate any Legal Requirement, or (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under (A) the provisions of any indenture, instrument or agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

Section 4.03           Authorization and Approvals.  No authorization, approval, consent, exemption, or other action by, or notice to or filing with, any Governmental Authority or any other Person is necessary or required on the part of any Loan Party in connection with the execution, delivery and performance by, or enforcement against, any Loan Party of this

Agreement and the other Loan Documents to which it is a party or the consummation of the Transactions or the transactions contemplated hereby or thereby.

Section 4.04           Enforceable Obligations.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

Section 4.05           Financial Statements; No Material Adverse Effect.

(a)           The Parent has delivered to the Facility Agent and the Lenders copies of the Audited Financial Statements, and the Audited Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Parent and its consolidated Subsidiaries as of their respective dates and for their respective periods.  The most recent consolidated and consolidating financial statements of the Parent delivered to the Facility Agent and the Lenders pursuant to Section 5.06(a) and (b) are accurate and complete in all material respects and present fairly in all material respects the respective consolidated financial condition of Parent as of their respective dates and for their respective periods.  As of the date of such financial statements of the Parent delivered to the Facility Agent and the Lenders pursuant to Section 5.06(a) and (b), there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the Parent or any of its Subsidiaries, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)           The Pro Forma Financial Statements have been prepared in good faith by the Parent, based on the assumptions used to prepare the pro forma financial information contained in the Confidential Information Memorandum (which assumptions are believed by the Parent on the date hereof and on the Closing Date to be reasonable), are based on the best information available to the Parent as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly, in all material respects, on a pro forma basis the estimated consolidated financial position of the Parent and its consolidated Subsidiaries as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

(c)           The Projections delivered by the Parent to the Facility Agent and the Lenders prior to the Closing Date have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in such projections which are based upon or include information known to the Parent on the Closing Date to be misleading in any material respect or which fail to take into account material information known to the Parent on the Closing Date regarding the matters reported therein. On the Closing Date, the Parent believes that such Projections are reasonable and attainable, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections.

(d)           Since December 31, 2007, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.06           True and Complete Disclosure.  Each of the Loan Parties has disclosed to the Facility Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of (a) the Confidential Information Memorandum, (b) the Proxy Statement or (c) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Loan Party to the Facility Agent or any Lender (whether delivered before or after the Closing Date) in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.07           Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Responsible Officer of any Loan Party, after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Parent or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the Transactions, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.  Additionally, there is no pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened action or proceeding instituted against the Parent or any of its Subsidiaries which seeks to adjudicate the Parent or any of its Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

Section 4.08           Compliance with Laws.  Each of the Parent and its Subsidiaries have complied with, and each Rig is and will be operated in material compliance with, all Legal Requirements (including any Environmental Law) applicable to the conduct of their respective businesses or the ownership of their respective Property.  Neither the Parent nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority.  The Parent and its Subsidiaries are in compliance in all material respects with the International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention (“ISM Code”), to the extent applicable, and have established and implemented a safety management system and such other procedures as required by the ISM Code, to the extent applicable.

Section 4.09           No Default.  Neither the Parent nor any of its Subsidiaries is in default, or will be in default with notice or lapse of time or both, in any manner under or has received any notice of default with respect to any provision of any indenture or other agreement or instrument evidencing Debt, any Transaction Document, any drilling contract or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound.  No Default has occurred and is continuing or would result from the consummation of the Vantage Acquisition, the Transactions or the other transactions contemplated by this Agreement or any other Loan Document.

Section 4.10           Subsidiaries; Corporate Structure.  Schedule 4.10 sets forth as of the Closing Date a list of all Subsidiaries of the Parent and, as to each such Subsidiary, the jurisdiction of formation, the outstanding Equity Interests therein, and the owner thereof.  The Equity Interests indicated to be owned by the Person on Schedule 4.10 are fully paid and non-assessable and are owned by the persons indicated on such Schedule, free and clear of all Liens.

Section 4.11           Condition of Properties.  Each of the Parent and its Subsidiaries has good and indefeasible title in all its Property, necessary or used in the ordinary conduct of its business (including all Rigs), except for such minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to use such properties and assets for their intended purposes.  The property of the Parent and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 4.12           Environmental Condition.

(a)           The Parent and its Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses; (ii) are not in breach of any material terms and conditions of such Environmental Permits or any other material requirements of applicable Environmental Laws; (iii) have not received notice of any material violation or alleged violation of any Environmental Law or Environmental Permit which would affect the ability of the Parent or such Subsidiary to operate any Rig; and (iv) are not subject to any material actual or contingent Environmental Claim.

(b)           There are no facts, circumstances, conditions or occurrences on any Rig owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Loan Parties, any of their Subsidiaries or any Rig owned by the Parent or any of its Subsidiaries, or (ii) to cause such Rig to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

(c)           Neither the Parent nor any of its Subsidiaries has at any time (i) generated, used, treated or stored Hazardous Materials on, or transported Hazardous Materials to or from, any Rig at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released Hazardous Materials on or from any such Rig, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

Section 4.13           Insurance.  Each of the Parent and its Subsidiaries carries the insurance required to be carried under Section 5.04 of this Agreement.  The properties of the Parent and its

Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Parent, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

Section 4.14           Taxes.  All federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent and its Subsidiaries have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed (except where any obligation to so file is being contested in good faith and by appropriate proceedings and after adequate reserves for such items have been made in accordance with GAAP), and all taxes and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings and after providing adequate reserves therefor.  None of the Parent or any of its Subsidiaries has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions.  Proper and accurate amounts have been withheld by the Parent and its Subsidiaries from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.  Timely payment of all material sales and use taxes required by applicable law have been made by the Parent and its Subsidiaries.

Section 4.15           ERISA Compliance.

(a)           Each of the Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder.

(b)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Parent or any of its ERISA Affiliates; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a

Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 4.16           Security Interests.

(a)           The Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Pledged Collateral (as defined in such Pledge Agreement) and, when such Collateral (to the extent such Pledged Collateral constitutes a certificated security or an instrument under the applicable Uniform Commercial Code) is delivered to such Collateral Agent, such Pledge Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Pledged Collateral, in each case prior and superior in right to any other person.

(b)           The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in such Security Agreement) and, when financing statements in appropriate form are filed in the offices specified on Schedule 1 to the Security Agreement, such Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such portion of the Collateral in which a security interest may be perfected by the filing of a financing statement under the applicable Uniform Commercial Code, in each case prior and superior in right to any other person, other than Permitted Prior Liens.

(c)           After the execution and delivery of each Rig Mortgage, each Rig Mortgage will be effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable security interest in all Collateral (as defined in such Rig Mortgage) and, when appropriate filings or registrations are made in accordance with the laws of the Rig’s flag, such Rig Mortgage shall constitute a first preferred perfected mortgage Lien on all right, title and interest of the applicable Loan Party thereunder in the applicable Rig, prior and superior in right to any other person, other than Permitted Prior Liens, and will constitute a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a foreign vessel, in the case of Rigs not registered under the laws and flag of the United States, and in the case of Rigs registered under the laws and flag of the United States, constitutes a “preferred mortgage” within the meaning of Section 31301(6) of Title 46 of the United States Code, entitled to the benefits accorded a preferred mortgage on a registered vessel under the laws and flag of the United States.

Section 4.17           Labor Relations.  There (a) is no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the knowledge of any Responsible Officer of any Loan Party, threatened against any of them, before the National Labor Relations Board (or any successor United States federal agency that administers the National Labor Relations Act), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the knowledge of any Responsible Officer of any Loan Party, threatened against any of them, (b) are no strikes, lockouts, slowdowns or stoppage against any of the Parent or any Subsidiary thereof pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened and (c) no union representation petition existing with respect to the employees of the Parent or any of its Subsidiaries and no union organizing activities are taking place.  The hours worked by and payments made to employees of the Parent and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters.  All payments due from the Parent or any of its Subsidiaries, or for which any claim may be made against the Parent or any Subsidiary thereof, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Parent or such Subsidiary.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Parent or any of its Subsidiaries is bound.

Section 4.18           Intellectual Property.  The Parent and each of its Subsidiaries owns or is licensed or otherwise has full legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of its business, without conflict with the rights of any other Person with respect thereto.

Section 4.19           Solvency.

(a)           Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Advance and after giving effect to the application of the proceeds of each Advance, (i) the fair value of the assets of each Loan Party (including rights of contribution) will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the Property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

(b)           The Parent does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, on a consolidated basis, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Debt or the Debt of such Subsidiary.

Section 4.20           Margin Regulations.  None of the Parent or any of its Subsidiaries is engaged and will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry any margin stock (within the meaning of Regulation U) or to refinance any Debt originally incurred for such purpose, or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 4.21           Investment Company Act.  None of the Parent or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.22           Rig Construction Contracts.  There have been no extensions of the Delivery Dates without the prior written consent of the Joint Bookrunners in consultation with the Majority Lenders.  No Borrower has agreed to a reduction the variable load or to modify any of the specifications of any Rig without the prior written consent of the Joint Bookrunners in consultation with the Majority Lenders.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Commitment hereunder, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders shall otherwise consent in writing, the Parent shall, and shall cause each other Loan Party to:

Section 5.01           Preservation of Existence, Etc.  Except as permitted by Section 6.03, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Legal Requirements of the jurisdiction of its formation, (b) take all reasonable action to obtain, preserve, renew, extend, maintain and keep in full force and effect all rights, privileges, permits, licenses, authorizations and franchises necessary or desirable in the normal conduct of its business, and (c) qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its Properties to the extent the failure to qualify could reasonably be expected to have a Material Adverse Effect.

Section 5.02           Compliance with Laws, Etc.  Comply in all material respects with all Legal Requirements applicable to it or to its business or property, except in such instances in which such Legal Requirement is being contested in good faith by appropriate proceedings diligently conducted.

Section 5.03           Maintenance of Property.  (a) Maintain and preserve all Property material to the conduct of its business and keep such Property in good repair, working order and condition, (b) from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.  Notwithstanding the foregoing, if a Rig is affected by a Casualty Event or a Collateral Disposition, the applicable Borrower shall either make all necessary repairs and replacements to such affected Rig or apply the Casualty Proceeds or Collateral Disposition Proceeds therefrom as provided in Section 2.07(c)(iii) or (iv), as the case may be.

Section 5.04           Maintenance of Insurance.

(a)           General.

(i)            Except as otherwise specifically provided below, at their own expense, maintain insurance payable in Dollars in amounts (and with co-insurance and deductibles), against all risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, drilling, towage, repossession, loss of hire, war and terrorist risks, protection and indemnity insurance, liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance and without any named windstorm exclusions) and in forms which are substantially equivalent to the coverage reflecting the customary and prudent practice of other responsible and experienced Persons of similar size and established reputation engaged in the same or similar operation of vessels similar to the Rigs and placed through brokers and with financially sound and reputable insurance companies or associations that are reasonably satisfactory to the Collateral Agent.

(ii)           Renew all such insurance, including, without limitation, the Insurance Policies, as they expire and so as to ensure that there is no gap in coverage, keep the Collateral Agent advised of the progress of such renewals, and shall provide evidence of such renewal in writing to the Collateral Agent within seven days of renewal.

(iii)          Punctually pay all premiums, calls, contributions or other sums payable in respect of such insurance, including, without limitation, the Insurance Policies, and produce all relevant receipts when so required by the Collateral Agent and all Insurance Policies shall provide that there shall be no recourse against the Collateral Agent or any other Secured Party for unpaid premiums, club calls, assessments or advances.

(iv)          Cause each insurance company, underwriter, club or fund (or an authorized agent thereof) to agree in writing to mark their records and to advise the Collateral Agent at least seven Business Days prior to the lapse of each policy or contract issued by such insurance company, underwriter, club or fund by expiration, termination, failure to renew or otherwise for any reason whatsoever and of any default in payment of any premium in respect of any Insurance Policy with respect to any Rig.  The Collateral Agent shall not be deemed to have knowledge of any such lapse of insurance in the absence of receipt of notice from such brokers.  If such Insurance Policies are not maintained in full force and effect, then the Collateral Agent, at its option, may procure such insurance at the Borrower’s expense.

(v)           Deliver to the Collateral Agent, upon the written request of the Collateral Agent, copies or, if requested by the Collateral Agent at any time and from time to time, the originals of all cover notes, binders, policies and certificates of entry in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of Insurance Policies maintained in connection with the Rigs.

(vi)          Cause the Insurance Policies to provide for a deductible amount not in excess of $5,000,000 per occurrence.

(vii)         Maintain insurance, if any, required by the Rig Construction Contracts from time to time.

(viii)        Provide to the Collateral Agent promptly after receiving them copies of any communications relating to (A) non-payment of premiums and cancellation of the Insurance Policies; and (B) the imposition of any exclusion or qualification or other material modification of the Insurance Policies.

(ix)           Do all things necessary and provide all documents, evidence and information within its power which may be reasonably requested by the Collateral Agent to enable the Collateral Agent to collect or recover any moneys which may at any time become due in respect of the Insurance Policies.

(b)           Terms of Insurance Policies.  The Insurance Policies shall include the following terms and conditions:

(i)            each Rig shall always be covered against marine perils and all risks of loss or damage, including loss, damage, fire and such other perils as are customary in the industry, in accordance with English, American or Norwegian hull clauses with reasonable deductibles as determined by the Parent but in no event in excess of $5,000,000;

(ii)           for the purposes of insurance against Total Loss, each Rig and its equipment and appurtenances shall be insured for and valued (for the avoidance of doubt being an agreed/assessed value as between the assured and the insurers) at an amount at least equal to 120% of the aggregate outstanding Tranche 1 Commitments, Tranche 2 Commitments, Tranche 3 Commitments or Tranche 4 Commitments, as applicable, with respect to each Rig;

(iii)          each Rig shall be covered against war and terrorist risks (including risks, whether or not regarded as war risks, excluded by the “Free of Capture and Seizure” clauses in the standard form of marine policy) in accordance with English, American or Norwegian clauses and incorporating protection and indemnity clause and with crew war risk insurance being effected separately, and all Rigs shall be covered for “strikes, riots and civil commotion” risk.  Such risks, may, at the option of the Parent, be insured by entering the Rigs in such war risk association or club reasonably acceptable to the Collateral Agent against all risks covered under the rules of such association or club and with reasonable deductibles provided therein;

(iv)          each Rig shall also be insured against protection and indemnity risks and liabilities, including, without limitation, the risk of pollution and spillage or leakage of oil or other cargo caused by such Rig, unless such risk is fully covered by the entry of the Rigs into an international group protection and indemnity association, in each case in an amount from time to time obtainable for vessels of the same type, size, age and flag as such Rig and carried by, and reflecting the customary and prudent practice of other responsible and experienced companies engaged in the operation of vessels similar to such Rig, but in any event shall be in an amount approved by the Facility Agent in consultation with the Insurance Advisor;

(v)           if any of the insurances referred to this in Section 5.04 form part of a fleet cover, the Parent shall procure that the brokers shall undertake to the Collateral Agent that such brokers shall neither set off against any claims in respect of a Rig any premiums due in respect of other Rigs under such fleet cover or any premiums due for other insurances, nor cancel the insurance for reason of non-payment of premiums for other Rigs under such fleet cover or of premiums for such other insurances; and

(vi)          if the Collateral Agent or the Majority Lenders determines on reasonable grounds that the Insurance Policies do not adequately protect the interests of the Secured Parties in relation to any Rig, it will consult with the relevant Borrower and the Insurance Advisor in order to agree any changes to the Insurance Policies that may be appropriate to protect the interest of the Secured Parties in relation to that Rig, provided that if the Collateral Agent and the relevant Borrower are unable to agree upon which changes may be appropriate, the relevant Borrower will comply with any further requirements relating to insurance recommended by the Insurance Advisor.

(c)           Mortgagee Interest Insurance.  The Collateral Agent shall, at the Loan Parties’ expense, obtain, for and on behalf of the Secured Parties, mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance providing coverage which shall be at least 120% of the aggregate Tranche 1 Commitments, Tranche 2 Commitments, Tranche 3 Commitments or Tranche 4 Commitments, as applicable, with respect to each Rig.  Such insurance shall cover marine perils on hull and machinery, and shall be maintained in the broadest forms available (on reasonable commercial terms as reasonably acceptable to the Collateral Agent) in the American and British insurance markets or in such other major international markets acceptable to the Collateral Agent.

(d)           Collateral Agent as Additional Insured and Loss Payee.

(i)            In the case of all marine and war risk hull and machinery policies and all protection and indemnity insurances (including insurance against liability for pollution or the spillage or leakage of cargo), the Parent will cause the Collateral Agent for the benefit of the Secured Parties to be named as an additional insured as may be required by the Collateral Agent without liability for premiums or calls payable under such Insurance Policies.

(ii)           The Parent will cause all policies and certificates of entry with respect to insurance required hereby for each Rig to contain a loss payable clause which shall be on substantially the terms set forth in Schedule 5.04 hereto (or, if such terms are not obtainable, then such terms as shall, in the opinion of the Insurance Advisor be the best otherwise attainable), in the case of all marine and war risk hull and machinery (including excess values) policies and all protection and indemnity and liability and oil pollution liability insurance, and which shall: (A) in the case of protection and indemnity insurance, provide for payment to the applicable Borrower or its order unless the payment is to indemnify the Collateral Agent from or reimburse the Collateral Agent for any loss, damage or expense incurred by it or unless and until the insurers or associations receive notice from the Collateral Agent that the applicable Borrower is in default hereunder, in which event all payments shall be made to the Collateral Agent, provided, that the insurer may in all events make payments directly to third parties to whom liability has been established in discharge of guaranties issued by the insurer or claims against the applicable Borrower or insurer, and (B) in the case of all other insurance, provide for payment to the Collateral Agent to be applied in accordance with the terms of Section 2.07(c).

(iii)          In addition, the applicable Borrower will, at its sole cost and expense, (A) assign to the Collateral Agent, by an Assignment of Insurances, all of such Borrower’s right, title and interest in and to each Insurance Policy (including all entries in protection and indemnity or war risk associations) with respect to the insurance required hereby and furnish, or cause its brokers to furnish, written notice of such assignment to all insurers, underwriters, clubs and associations with respect to such insurance, and (B) cause the insurance brokers and club managers to hold to the order of the Collateral Agent the originals of all policies, contracts, binders, insurance slips, cover notes and certificates of entry relating to the Rigs and to deliver certified copies thereof on request and to execute and deliver to the Collateral Agent a letter of undertaking in connection with the above mentioned insurances and entries.

(iv)          With respect to any potential claims under any Insurance Policy, the Collateral Agent may, but shall not be required to, make proof of loss under, settle and adjust any claims under, or direct the applicable Borrower to take such actions at the reasonable direction of the Collateral Agent, and the expenses incurred by the Collateral Agent in the adjustment and collection of such proceeds shall be paid by such Borrower, provided, that if no Event of Default exists, the Collateral Agent shall give the applicable Loan Party written notice and opportunity to perform prior to itself performing or causing to perform.  The Collateral Agent shall not be liable or responsible for failure to collect or exercise diligence in the collection of any proceeds, unless directly caused by its gross negligence or willful misconduct.

(e)           Application of Payments under Insurance Policies.  All Casualty Proceeds or Collateral Disposition Proceeds received by such Loan Party or the Collateral Agent as a result of a Casualty Event or Collateral Disposition shall be applied in accordance with the requirements of Sections 2.07(c)(iii) or (iv), as the case may be.

(f)            Operation of Rigs.

(i)            Each Borrower agrees that it will not do or permit or willingly allow to be done any act by which any insurance or entry required by this Section 5.04 may be suspended, impaired or cancelled, and that it will not permit or allow any Rig to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously insured such Rig by additional coverage to extend to such voyages, risks or cargoes.

(ii)           No Borrower will cause or permit any Rig to operate or undertake a voyage to or to sail in any area which has been declared a war area by the relevant underwriters and insurance companies and has been included in the list of exclusions from time to time in effect attached to the War Risks Insurance Policies in the form of the War Risks Trading Warranties, without first notifying thereof the Collateral Agent and the War Risks underwriters of such Rig and paying any additional insurance premiums required. Each Borrower agrees that it will promptly furnish to the Collateral Agent, upon written request by the Collateral Agent, evidence of payment of such additional premiums.

(iii)          Each Borrower will comply with and satisfy all of the provisions of any applicable Legal Requirement concerning financial responsibility for liabilities imposed on such Borrower or the Rigs with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade which each Rig is from time to time engaged in and the cargo carried by it.

(g)           United States Operations.  At all times during which one or more Rigs is operating within the jurisdiction of the United States of America, the Loan Parties shall maintain with respect to such Rigs:

(i)            insurance or post bonds or maintain approved evidence of financial responsibility (including, without limitation, qualification as a “qualified self-insurer” by the United States Coast Guard) with respect to such Rigs to cover the actual cost of removal of discharged oil for which such Loan Party or the Collateral Agent may be held strictly liable (or held liable due to negligence of such Loan Party or any other Person) under the Clean Water Act of 1977, as amended, the Oil Pollution Act 1990 (33 U.S.C. § 2701 et seq.), as amended, or the Outer Continental Shelf Lands Act, as amended, or under any other Legal Requirement, including, without limitation, any Environmental Law, of any Governmental Authority that, now or in the future, may apply to such Rigs or to the Loan Parties, such Rigs or their operations; and

(ii)           such worker’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law, including endorsements for foreign and Outer Continental Shelf operations, borrowed servant, voluntary compensation and in rem claims.

Section 5.05           Payment of Taxes, Etc.  Pay and discharge as the same shall become due and payable, all its obligations and liabilities in accordance with their terms, including (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its Property, (b) all lawful claims which, if unpaid, might by law become a Lien upon its Property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt, in each case, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Parent or such Subsidiary.

Section 5.06           Reporting Requirements.  Deliver to the Facility Agent (who shall promptly deliver to the Lenders), in form and detail satisfactory to the Facility Agent and the Majority Lenders:

(a)           Audited Annual Financials.  As soon as available and in any event not later than 120 days after the end of each fiscal year of the Parent, (i) a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and related statements of operations, shareholders equity and cash flows, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing reasonably acceptable to the Majority Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (ii) the consolidating balance sheets and consolidating statements of income or operations for the Parent and OGIL and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year accompanied  by a review report from the independent registered public accountant stating that such financial statements were included in the audit of the Parent, have been reviewed by the independent registered public accountant, and that there are no known adjustments which would be required to make these consolidating financial statements not misleading;

(b)           Quarterly Financials.  As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated and consolidating balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)           Compliance Certificates.  Concurrently with the delivery of the financial statements referred to in Sections 5.06(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(d)           Excess Cash Flow Certificate.  As soon as available and in any event not later than 45 days after the end of each fiscal quarter of each Borrower, a duly completed Excess Cash Flow Certificate with respect to each Borrower signed by a Responsible Officer of the Parent;

(e)           Management Letters.  Promptly upon receipt thereof, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Parent by independent accountants in connection with the accounts or books of the Parent or any Subsidiary thereof, or any audit of any of them;

(f)            Budgets.  On or before 120 days after the commencement of each fiscal year of the Parent, (i) a consolidated and consolidating budget of the Parent and its Subsidiaries which includes consolidated and consolidating income statements, balance sheets and cash flow statements of the Parent and its Subsidiaries for each of the four fiscal quarters of such fiscal year and (ii) a breakdown of projected revenues, operating expenses, utilizations and capital expenditures for each Rig;

(g)           Projections.  On or before 120 days after the commencement of each fiscal year of the Parent, updated Projections for the five year period commencing as of such fiscal year;

(h)           Rig Appraisal Reports.

(i)            Within 45 days after each (A) June 30, commencing with the first June 30th occurring after Rig 1 Delivery Date, two written appraisal reports prepared by two independent Approved Rig Appraisers with respect to the Rigs that have been delivered as of such date and (B) December 31, commencing with the first December 31st occurring after Rig 1 Delivery Date, a desktop appraisal with respect to the Rigs that have been delivered as of such date, each in form, scope and methodology acceptable to Facility Agent, setting forth the Market Value of each of the Rigs as of the date appraised (each a “Rig Appraisal Report”).  The cost of each such Rig Appraisal Report shall be paid by the Borrower;

(ii)           Upon the written request of the Majority Lenders, additional Rig Appraisal Reports within 30 days after receipt of such request. Unless an Event of Default is in existence at the time of such request, the Lenders shall pay the costs of any Rig Appraisal Reports requested by the Majority Lenders other than those required under Section 5.06(h)(i) during such calendar year;

(iii)          Within 30 days after the occurrence of any Casualty Event (if the Casualty Proceeds with respect thereto could reasonably be expected to exceed U.S.$25,000,000) or any Collateral Disposition occurring with respect to any Rig, an additional Rig Appraisal Report setting forth the Market Value of the affected Rig immediately prior to such Casualty Event or Collateral Disposition and the Market Value giving effect to such Casualty Event or Collateral Disposition (an “Additional Appraisal Report”). The cost of each such Additional Appraisal Report shall be paid by the Borrower;

(iv)          Each Rig Appraisal Report and Additional Appraisal Report delivered under this Section 5.06 shall be in form, scope and substance reasonably satisfactory to the Facility Agent;

(i)            Rig Report.  On or before 45 days after the end of each of fiscal quarter of each fiscal year of the Parent, a report detailing (i) the then current location of each of the Rigs, and the then current term of and parties to any drilling contract of any such Rigs and (ii) for the previous fiscal quarter, the average day rates and utilization for each such Rig;

(j)            Insurance Broker Reports.  As soon as available and in any event not later than 90 days after the end of each fiscal year of the Parent that occurs after the first Delivery Date, a detailed report prepared by the Insurance Advisor, at the joint and several expense of the

Borrowers, which report (i) lists all Insurance Policies then in effect with respect to the Rigs, (ii) specifies for each such Insurance Policy (A) the amount thereof, (B) the risks insured against thereby, (C) the name of each direct or indirect or participating insurer or underwriter and each insured party thereunder, (D) the policy or other identification number thereof and (E) the expiration date and (iii) certifies that all such Insurance Policies are (A) in full force and effect, (B) placed with such insurance companies, underwriters or associations, in such amounts, against such risks, and in such form, as are normally issued against by Persons of similar size and established reputation engaged in the same or similar businesses and similarly situated and as are necessary or advisable for the protection of the Collateral Agent as mortgagee, (C) arranged in the broadest form generally available in the United States, British, or Scandinavian insurance markets, and (D) conforming to the requirements of this Agreement;

(k)           Safety Management Manual.  Upon written request by the Facility Agent, a copy of the safety management manual used to describe and implement the Parent’s safety management system developed, implemented and maintained in compliance with the ISM Code, if applicable;

(l)            Securities Law Filings and other Public Information.  Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Facility Agent pursuant hereto;

(m)          USA Patriot Act.  Promptly, following a written request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(n)           Other Information.  Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Parent and its Subsidiaries as the Facility Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 5.06(a) or (b) or Section 6.02(k) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Facility Agent have access (whether a commercial, third-party website or whether sponsored by the Facility Agent); provided that: (i) the Parent shall deliver paper copies of such documents to the Facility Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Facility Agent or such Lender and (ii) the Parent shall notify the Facility Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Facility Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Facility Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.07           Other Notices.  Deliver to the Facility Agent and each Lender prompt written notice of the following:

(a)           Defaults.  The occurrence of any Default or Event of Default;

(b)           Litigation.  The filing or commencement of, or any probable threat or notice of intention of any Person to file or commence, any action, suit or proceeding (other than tax assessments), whether at law or in equity or by or before any Governmental Authority, against the Parent or any Subsidiary or Affiliate thereof that could reasonably be expected to result in liability of the Parent or any of its Subsidiaries in an aggregate amount exceeding $10,000,000;

(c)           ERISA Events.  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Parent or any of its Subsidiaries in an aggregate amount exceeding $1,000,000;

(d)           Environmental Notices.  Promptly upon, and in any event within five Business Days after, a Responsible Officer of any Loan Party obtains knowledge thereof, written notice of any of the following environmental matters: (i) a copy of any form of notice, summons or citation received from any Governmental Authority or any other Person, concerning (A) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor, (B)  any notice of potential responsibility under any Environmental Law, or (C)  the filing of a Lien other than a Permitted Lien upon, against or in connection with the Parent or any of its Subsidiaries, or any of the Rigs, (ii) any condition or occurrence on or arising from any Rig that (A) results in noncompliance by any Loan Party with any applicable Environmental Law or (B) could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any such Rig, in each case that could reasonably be expected to result in a liability of the Parent or any of its Subsidiaries in an aggregate amount exceeding $10,000,000; (iii) any condition or occurrence on any Rig that could reasonably be expected to cause such Rig to be subject to any restrictions on the ownership, occupancy, use or transferability by any Loan Party of such Rig under any Environmental Law; and (iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Rig as required by any Environmental Law or any Governmental Authority;

(e)           Collateral.  Furnish to the Collateral Agent prompt (and in any event within 30 days) written notice of:

(i)            any change in any Loan Party’s corporate name, identity, corporate structure or jurisdiction of formation;

(ii)           any construction delay, default, claim of indemnity or force majeure, request for variation or notice of compulsory changes under any of the Transaction Documents, including, without limitation the Rig Construction Contracts;

(iii)          any notice of default, suspension or cancellation of any drilling contract;

(iv)          any Collateral Disposition;

(v)           any Casualty Event in excess of $10,000,000;

(vi)          any material requirement made by any insurer or classification society or by any competent authority which is not complied with within a reasonable time; and

(vii)         any arrest of any Rig or the exercise or purported exercise of any Lien on any Rig;

(f)            Material Changes.  Any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of a Loan Party setting forth details of the occurrence referred to therein and stating what action such Loan Party has taken and proposes to take with respect thereto.  Each notice pursuant to Section 5.07(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 5.08           Books and Records; Inspection.  (a) Keep proper records and books of account in which full, true and correct entries will be made in accordance with GAAP and all Legal Requirements, reflecting all financial transactions and matters involving the assets and business of the Parent and its Subsidiaries; (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent and its Subsidiaries; and (c) from time-to-time during regular business hours upon reasonable prior notice, (i) permit representatives and independent contractors of each Mandated Lead Arranger to visit and inspect any of its Properties one time during each calendar year, (ii) to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and (iii) to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that if an Event of Default has occurred and is continuing, the Facility Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.

Section 5.09           Use of Proceeds.

(a)           Use the proceeds of the Term Advances to finance the construction of the Rigs or to reimburse the applicable Borrower for moneys utilized from funds held in trust to finance the construction of the Rigs.

(b)           Use the proceeds of the Top-Up Advances for general corporate purposes, including without limitation, making Restricted Payments to the extent permitted by Section 6.06.

(c)           Use the proceeds of the Revolving Advances for working capital, issuance of letters of credit and for other general corporate purposes; provided, however, that the Revolving Advances cannot be used to make deposits into the Debt Service Reserve Accounts.

Section 5.10           Nature of Business.  Remain primarily engaged in any of (a) the contract drilling business, and (b) any related or ancillary businesses.

Section 5.11           Operation of Rigs.

(a)           (i) Comply with and satisfy all Legal Requirements of the jurisdiction of such Rig’s home port, now or hereafter from time to time in effect, in order that such Rig shall continue to be documented pursuant to the laws of the jurisdiction of its home port with such endorsements as shall qualify such Rigs for participation in the trades and services to which it may be dedicated from time to time or (ii) not do or allow to be done anything whereby such documentation is or could reasonably be expected  be forfeited;

(b)           The applicable Borrower and each other Loan Party which owns or operates, or will own or operate, one or more Rigs will, at all times while owning or operating such Rigs, be qualified to own and operate such Rigs under the laws of the jurisdiction of such Rig’s registry;

(c)           Keep such Rig in a good and sufficient state of repair consistent with first-class ship-ownership and management practice employed by owners of vessels of similar size and type and so as to maintain the present class of such Rig at its current classification by any first-class, recognized rating agency, including, without limitation, the American Bureau of Shipping, free of recommendations affecting class and qualifications and change of class;

(d)           (i) Make or cause to be made all repairs to or replacement of any damaged, worn or lost parts or equipment such that the value of such Rig will not be materially impaired and (ii) except as otherwise contemplated by this Agreement, not remove any material part of, or item of equipment owned by the Loan Parties installed on, such Rig except in the ordinary course of the operation and maintenance of such Rig or unless (A) the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Lien (other than Permitted Prior Liens) in favor of any Person other than the Collateral Agent and becomes, upon installation on such Rig the property of the Loan Parties and subject to the security constituted by the Rig Mortgage or the Security Agreement or (B) the removal will not materially diminish the value of such Rig;

(e)           Submit such Rig to such periodical or other surveys as may be required for classification purposes and, upon the written request of the Collateral Agent supply to the Collateral Agent copies of all survey reports and classification certificates issued in respect thereof;

(f)            Promptly pay and discharge all debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Prior Liens) on or claims enforceable against such Rig and all tolls, dues, taxes, assessments, governmental charges, fines and penalties that are material in amount and lawfully charged on or in respect of each Rig other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Rig pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Rig from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require;

(g)           Maintain, or cause to be maintained by the charterer or lessee of any Rig, a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Rig and such other similar certificates as may be required in the course of the operations of any Rig pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements;

(h)           If the Person operating such Rig is not a Loan Party, promptly remit all earnings received by such Person from any Rig back to the appropriate Loan Party.  For the avoidance of doubt, “earnings” does not include operating costs and reasonable management fees as are customary in the industry and which are set forth and supported by a budget for such Rigs which will be delivered to the Facility Agent on or before such time as the subject Rig begins operations for such Person; and

(i)            Cause such Rigs to be managed by the Parent or one of the Loan Parties, or such other international, independent manager of established reputation engaged in the same or similar operation of vessels similar to the Rigs, as consented to by the Facility Agent acting upon instruction from the Majority Lenders.

Section 5.12           Additional Guarantors.  Notify the Facility Agent at the time that any Person becomes a Subsidiary of the Parent (other than an Excluded Entity), and promptly thereafter (and in any event within 30 days), (a) cause such Person to (i) become a Guarantor by executing and delivering to the Facility Agent such document as the Facility Agent shall deem appropriate for such purpose, (ii) deliver to the Facility Agent documents of the types referred to in clauses Section 3.01(a)(vi), (vii), (viii), and (ix) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Facility Agent and (iii) execute such other Security Documents as the Collateral Agent or any Lender may reasonably request, in each case to secure the Obligations and (b) cause the stockholder of such Person to execute a Pledge Agreement pledging 100% of its interests in the Equity Interest of such Person to secure the Obligations and such evidence of corporate authority to enter into and such legal opinions in relation to such Pledge Agreement as the Collateral Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank.

Section 5.13           Further Assurances in General.  (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, mortgages, and other documents), which may be required under any Legal Requirement, or which the Facility Agent, the Collateral Agent or the Majority Lenders may reasonably request, all at the expense of the Loan Parties, (b) provide to the Collateral Agent, from time to time upon written request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, (c) not effect or permit any change referred to in Section 5.07(e)

unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and (d) take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral.  Each Loan Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party, where permitted by law.

Section 5.14           Delivery Date Collateral Requirements.  Within 10 Business Days prior to the Delivery Date for any Rig:

(a)           Deliver to the Collateral Agent, copies of each of the following:

(i)            a certificate stating (A) the name, registered owner, official number, the International Maritime Organization Number (if any), class and jurisdiction of registration, which shall be an Acceptable Flag Jurisdiction; and (B) that the Rig has been delivered to the applicable Borrower, completed in accordance with the applicable Rig Construction Contract, and such Rig has all certifications or licenses required for the intended operation of such Rig;

(ii)           the on-site report of the Technical Advisor confirming that the Rig has been completed in accordance with the Specifications (as defined in the Rig Construction Contract);

(iii)          copies of the various documents to be delivered by the Shipyard to the applicable Borrower in connection with delivery of such Rig as specified in Article IX of the Rig Construction Contract, including a copy of the Shipyard declaration of warranty confirming that good and marketable title to the Rig is being transferred to the applicable Borrower free and clear of all Liens;

(iv)          (i) certificates of ownership or abstracts of title from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Rig by the relevant Borrower, (ii) valid and current ISM/ISPS Code documentation required with respect to such Rig pursuant to applicable Legal Requirements, and (iii) the results of maritime registry searches with respect to such Rig, indicating no record liens other than Liens in favor of the Collateral Agent and Permitted Prior Liens;

(v)           evidence that such Rig has received the highest classification from the classification society issuing such class and the conditions and recommendations of such classification society with respect to such Rig shall be satisfactory to the Facility Agent in its reasonable discretion;

(vi)          a Rig Appraisal Report dated no more than 45 days prior to such Delivery Date (procured at the expense of the Borrower) with respect to such Rig;

(vii)         a Rig Mortgage duly authorized, executed and delivered by the applicable Borrower granting a Lien to the Collateral Agent in such Rig to secure the Obligations,

together with any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Rig, in appropriate form for recording in the appropriate vessel registry and otherwise effective to create in favor of the Collateral Agent a legal, valid and enforceable first priority security interest, in and Lien upon such Rig, subject only to Permitted Prior Liens;

(viii)        All filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent; recorded in the appropriate vessel registry;

(ix)           an Assignment of Earnings and an Assignment of Insurances, together covering all of such Loan Party’s present and future Earnings Collateral and Insurance Collateral;

(x)            a report, in form and scope reasonably satisfactory to the Collateral Agent, from the Insurance Advisor with respect to the Insurance Policies in effect with respect to such Rig, specifying for each such Insurance Policy the amount thereof, the risks insured against thereby, the name of the insurer and each insured party thereunder and the policy or other identification number thereof, together with a certificate from such Insurance Advisor certifying that all such Insurance Policies (i) are in full force and effect, (ii) are placed with such insurance companies, underwriters or associations, in such amounts, against such risks, and in such form, as are normally issued against by Persons of similar size and established reputation engaged in the same or similar businesses and similarly situated and as are necessary or advisable for the protection of the Collateral Agent as mortgagee and (ii) conform with the insurance requirements of Section 5.04;

(xi)           copies of the Certificates of Inspection, Vessel Certificates of Financial Responsibility (Water Pollution) or International Oil Pollution Prevention Certificate, each issued by the United States Coast Guard (or the substantial equivalent in the case of foreign assets if available), Certificates of Classification issued by the American Bureau of Shipping, Certificates of Documentation or Certificates of Registry issued by the United States Coast Guard or foreign equivalent, and International Load Line Certificates issued by the American Bureau of Shipping as requested by the Facility Agent with respect to the Rigs, and the Facility Agent shall be reasonably satisfied with the contents thereof;

(xii)          evidence of corporate authority to enter into such Loan Documents and written opinions from (A) maritime counsel to Borrower addressed to the Collateral Agent and each of the Lenders which shall (i) be in form and substance reasonably acceptable to the Collateral Agent and (ii) cover (v) the legal authority of the applicable Borrower to own and document such Rig under the laws of the jurisdiction of registration, (w) such Borrower’s ownership of record of such Rig, (x) the due filing of the Rig Mortgage in the appropriate office of the jurisdiction of registration and affirmation that such office is the only office in which the filing and recording of the Rig Mortgage is necessary, (y) the character of the Rig Mortgage as a “preferred mortgage”

under the laws of the jurisdiction of registration, and (z) the absence of any Liens of record on the Rig recorded prior in time to the Rig Mortgage, and (B) Cayman counsel to such Borrower addressed to the Collateral Agent and each of the Lenders in form and substance reasonably acceptable to the Collateral Agent regarding due execution, delivery and enforceability of the Rig Mortgage and other related Security Documents and such other matters incident thereto as the Collateral Agent may reasonably request;

(xiii)         evidence that all sales, import, and use taxes have been paid in connection with such Rig; and

(xiv)        such other documents, certificates and opinions as the Collateral Agent shall have reasonably requested.

(b)           Cause to be established with the Collateral Agent or, if expressly permitted below, another financial institution reasonably acceptable to the Collateral Agent by the applicable Borrower each of the following accounts:

(i)            Earnings Account.  The applicable Borrower shall cause the earnings derived from its respective Rig, to the extent constituting Earnings Collateral, to be deposited by the respective account debtor in respect of such earnings into an interest bearing account maintained for such Borrower from time to time with the Collateral Agent or another financial institution reasonably acceptable and located in a jurisdiction reasonably acceptable to the Collateral Agent subject to an Account Control Agreement (such account, the “Earnings Account”). Without limiting any Loan Party’s obligations in respect of this Section 5.14(b), each Loan Party agrees that, in the event it receives any earnings constituting Earnings Collateral, or any such earnings are deposited other than in one of the Earning Accounts, it shall promptly deposit all such proceeds into the Earnings Account maintained for such Borrower from time to time.

(ii)           Retention Account.  The applicable Borrower shall establish an interest bearing account subject to an Account Control Agreement with the Collateral Agent (such account, the “Retention Account”) into which each Borrower will transfer monthly, until the applicable Tranche of Advances have been repaid in full, from the Earnings Account an amount equal to one-third of the amount of Debt Service of the applicable Tranche of Advances necessary for the next succeeding Payment Date.

(iii)          Debt Service Reserve Account. The applicable Borrower shall establish an interest bearing account subject to an Account Control Agreement with the Collateral Agent (such account, the “Debt Service Reserve Account”) in which each Borrower will maintain, at all times until the applicable Tranche of Advances have been repaid in full, deposits in an amount equal to at least three months of Debt Service of the applicable Tranche of Advances.  Any amounts deposited in the Debt Service Reserve Account may be applied to the Debt Service of any other sum payable under this Agreement, but only if: (A) there are no funds available for such payment in any Earnings Account or the Retention Account; (B) there are no Unused Revolving Commitments under such Borrower’s Tranche and (C) on terms that such Borrower shall repay to the Debt Service Reserve Account the amount so withdrawn on or before the next Payment Date following such withdrawal.  So long as no Default or Event of Default has occurred and is continuing, any amounts in excess of those amounts required to be deposited in the Debt Service Reserve Account will be refunded to the Earnings Account upon the written request of the Borrower.

Section 5.15           Drilling Contracts.

(a)           Unless otherwise consented to by each of the Joint Bookrunners and the Majority Lenders, upon each applicable Delivery Date, each Borrower must establish with respect to its Rig at least 15 months of Debt Service, as determined by the Joint Bookrunners, through a combination of (A) anticipated earnings from executed firm drilling contracts with respect to such Rig and (B) cash deposits into the Debt Service Reserve Account.

(b)           Unless otherwise consented to by each of the Joint Bookrunners and the Majority Lenders, each Rig must maintain employment pursuant to executed drilling contracts acceptable to the Joint Bookrunners in consultation with the Majority Lenders for at least 12 months, whether or not consecutive, during any consecutive period of 18 months during the term of this Agreement.

(c)           In connection with any drilling contract having an indicated duration of at least twelve (12) months (including any optional extensions or renewals), the applicable Loan Party shall, at its own cost and expense, promptly and duly execute and deliver to the Collateral Agent a Charter Assignment in respect of such drilling contract, and will use its commercially reasonable efforts to cause the charterer under such charter party to execute and deliver to the Collateral Agent a consent to the Charter Assignment substantially in the form attached thereto.

Section 5.16           Separate Existence.  Comply with the following undertakings:

(a)           maintain its books, financial records and accounts, including checking and other bank accounts and custodian and other securities safekeeping accounts, separate and distinct from those of the other Loan Parties;

(b)           maintain its books, financial records and accounts (including inter-entity transaction accounts) in a manner so that it will not be difficult or costly to segregate, ascertain or otherwise identify their assets and liabilities separate and distinct from the assets and liabilities of the other Loan Parties;

(c)           not commingle any of its assets, funds, liabilities or business functions with the assets, funds, liabilities or business functions of the other Loan Parties;

(d)           observe all requisite organizational procedures and formalities, including the holding of meetings of the boards of directors as required by its organizational documents, the recordation and maintenance of minutes of such meetings, and the recordation of and maintenance of resolutions adopted at such meetings;

(e)           not be consensually merged or consolidated with the other Loan Parties (other than for financial reporting purposes);

(f)            all transactions, agreements and dealings between the Loan Parties (including, in each case, transactions, agreements and dealings pursuant to which the assets or property of one is used or to be used by the other), will reflect the separate identity and legal existence of each such Person;

(g)           transactions between any of the Loan Parties, on the one hand, and any third parties, on the other hand, will be conducted in the name of such Loan Party, as applicable, as an entity separate and distinct from the other Loan Parties;

(h)           to the extent that any of the Loan Parties jointly contract or do business with vendors or service providers or share overhead expenses, the costs and expenses incurred in so doing will be fairly and non-arbitrarily allocated between or among such entities, with the result that each such entity bears its fair share of all such costs and expenses;

(i)            to the extent that any of the Loan Parties contracts or does business with vendors or service providers where the goods or services are wholly or partially for the benefit of the other, then the costs incurred in so doing will be fairly and non-arbitrarily allocated to the entity for whose benefit the goods or services are provided, with the result that each such entity bears its fair share of all such costs;

(j)            each Borrower shall have unaudited annual financial statements prepared that are separate from the other Loan Parties, which shall be certified by an authorized representative of such Borrower, as applicable, as fairly representing, in accordance with GAAP (subject to the absence of footnotes), the financial position of such Borrower;

(k)           none of the Loan Parties will make any inter-entity loans, advances, guarantees, extensions of credit or contributions of capital to, from or for the benefit of any Borrower, respectively, without proper documentation and accounting in accordance with GAAP and such Debt shall comply with the requirements of Section 6.02(b) below; and

(l)            the Loan Parties will not refer to any Borrower as a department or division of any Loan Party and will not otherwise refer to any Borrower in a manner inconsistent with its status as a separate and distinct legal entity.  In addition, each of the Borrowers will hold itself out as separate and distinct from the other Loan Parties.

Section 5.17           Post-Closing Requirements.  Either on or before June 30, 2008 or the receipt by the Parent of an Enforcement Notice (as defined in the Pledge Agreement), whichever occurs first, (a) cause each of the Parent, OGIL, Vantage Int’l Payroll (Caymans), Vantage Int’l Management (Caymans), Vantage Driller I and Vantage Driller II to amend its Articles of Association in form and substance reasonably satisfactory to the Facility Agent and (b) register the special resolution giving effect to the amendment to the articles as required herein with the Registrar of Companies in the Cayman Islands.

ARTICLE VI
NEGATIVE COVENANTS

So long as the Advances or any amount under any Loan Document shall remain unpaid, any Lender shall have any Revolving Commitment, or there shall exist any Letter of Credit Exposure, unless the Majority Lenders otherwise consent in writing, the Parent shall not, and shall not permit any other Loan Party to:

Section 6.01           Liens, Etc.  Create, assume, incur or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c)           Inchoate Liens arising under ERISA and Liens incurred and pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security or retirement benefits, or similar legislation, other than any Lien imposed by ERISA;

(d)           Permitted Prior Liens;

(e)           Pledges and Liens on deposits, investment accounts, cash and Cash Equivalents to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; provided that the Debt secured by such Liens is permitted under Section 6.02 below;

(f)            Liens arising out of judgments or awards not constituting an Event of Default under Section 7.01(f), and prejudgment Liens created by or existing from any litigation or legal proceeding, in each case in respect of which the Parent or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings for which adequate reserves have been made to the extent required by GAAP;

(g)           rights of set-off of banks and other Persons in the ordinary course of banking and trading arrangements;

(h)           Liens securing Debt permitted under Section 6.02(f) and (h); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(i)            purchase money security interests in real property, improvements thereto or equipment hereafter acquired (or, in the case of improvements, constructed) by the Loan Parties or any Subsidiary; provided that (i) such security interests secure Debt permitted by Section 6.02, (ii) such security interests are incurred, and the Debt secured thereby is created, within 90 days after such acquisition (or construction), (iii) the Debt secured thereby does not exceed the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of the Loan Parties or any Subsidiary;

(j)            Liens securing the Drillship Debt; provided, however, that such Liens do not encumber any Collateral;

(k)           Carriers’, warehousemen’s, landlords’, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of 90 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; and

(l)            other Liens securing obligations, actual or contingent, in an aggregate amount not greater than $2,500,000 at any time.

Section 6.02           Debts, Guaranties and Other Obligations.  Create, assume, suffer to exist or in any manner become or be liable, in respect of any Debt except:

(a)           Debt under the Loan Documents;

(b)           unsecured Debt owing by any Loan Party to the Parent or any other Loan Party; provided that (i) such Debt shall constitute Collateral under the Security Agreement, (ii) be on terms (including subordination terms) acceptable to the Facility Agent and (iii) be otherwise permitted under the provisions of Section 6.05;

(c)           Guarantees of the Parent or any Subsidiary in respect of Debt otherwise permitted hereunder of the Parent or any other Loan Party;

(d)           Debt in connection with any guarantees in favor of any protection and indemnity or War Risk associations to the extent such guarantees are required in connection with any insurance policies;

(e)           Charter Obligations of the Parent and its Subsidiaries in an aggregate amount not to exceed $50,000,000;

(f)            Debt of the Parent or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof; provided that (i) such Debt is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Debt permitted by this paragraph shall not exceed $5,000,000 at any time outstanding;

(g)           obligations (contingent or otherwise) of the Parent or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with interest rates under this Agreement, foreign exchange liabilities or commodity expenses held or reasonably anticipated by such Person, and not for purposes of speculation or taking a “market view;” and (ii) interest rate Swap Contracts may not cover a notional amount greater than 50% of the aggregate outstanding Term Advances and for a term of not more than seven (7) years;

(h)           Debt in respect of Capital Leases and Synthetic Lease Obligations; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $5,000,000;

(i)            Guaranties in connection with Rig Construction Contracts or buyer indemnities per the Share Purchase Agreement;

(j)            Guaranty by the Parent of the obligations of Mandarin under Drillship Documents;

(k)           Drillship Debt; provided that after giving effect to such transaction on a pro forma basis, the Parent would have been in compliance with Sections 6.17 through 6.21 as of the end of the most recent fiscal quarter;

(l)            Guaranties by the Parent of obligations of any Bidding Entity in connection with the submission of a bid in an aggregate amount not to exceed $25,000,000;

(m)          Debt outstanding under one or more unsecured short term money market credit facilities the principal amount of which does not exceed $5,000,000 in the aggregate;

(n)           unsecured Debt incurred in the ordinary course of business in an aggregate principal amount not to exceed $3,000,000 at any time outstanding; and

(o)           unsecured Debt owing to Vantage Energy by Parent or OGIL in respect of the funds held in trust at Vantage Energy and used to pay the respective obligations of Parent to TMT and OGIL to Shipyard, in each case, on the Closing Date; provided that such Debt is paid in full within 90 days after the Closing Date.

Section 6.03           Merger or Consolidation.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

Section 6.04           Asset Sales.  Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except for:

(a)           Sale of inventory in the ordinary course of business;

(b)           The sale of obsolete, worn-our or surplus assets no longer used or usable in the business of the Borrowers or any of their Subsidiaries;

(c)           Asset Dispositions of equipment or real property if (i) such property is exchanged for credit against the purchase price of similar replacement property or against the purchase price of property purchased by a Loan Party for use in its business, or (ii) the proceeds of such Disposition are applied to the purchase price of replacement property or other property used by a Loan Party in its business;

(d)           Asset Dispositions of Property by any Subsidiary or a Borrower to a Borrower or any wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party;

(e)           the Borrowers may charter, lease or rent Rigs and other equipment in the ordinary course of business; provided that any such action taken with respect to a Rig is in accordance with the applicable provisions of  this Agreement; and

(f)            Asset Dispositions of any of the Drillship Documents from OGIL to a Drillship Entity.

Section 6.05           Investments.  Make or suffer to exist any Investments, or commitments therefor, except:

(a)           Investments in the form of Cash Equivalents;

(b)           Investments of the Parent in any of its Subsidiaries and Investments of any Loan Party in another Loan Party;

(c)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d)           Investments of foreign currencies or otherwise in time deposits or other securities of foreign Governmental Authorities or other foreign Persons, if required by the action of a foreign Governmental Authority or to fund working capital requirements for the operations of any Borrower in the foreign country;

(e)           Guarantees permitted by Section 6.02; and

(f)            other Investments not exceeding $5,000,000 in the aggregate in any fiscal year.

Section 6.06           Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary of the Parent (other than OGIL and its Subsidiaries) may make Restricted Payments to the Parent and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Parent and any Subsidiary and to each other owner of Equity Interest or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c)           the Parent may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d)           so long as no Event of Default exists and after giving effect to such transaction on a pro forma basis, no Default would be caused thereby, the Parent may make, or may cause OGIL and its Subsidiaries to make, Restricted Payments with the prior written consent of the Joint Bookrunners and the Super-Majority Lenders; and

(e)           so long as no Event of Default exists and after giving effect to such transaction on a pro forma basis, no Default would be caused thereby, the Parent may make, or may cause OGIL and its Subsidiaries to make, Restricted Payments with the proceeds from Top-Up Advances.

Section 6.07           Change in Nature of Business.  (a) With respect to the Loan Parties (other than the Borrowers), engage in any line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the date hereof or any business substantially related or incidental thereto, (b) with respect to the Borrowers, (i) own any assets other than the Rigs and other assets directly related thereto, (ii) engage in any line of business other than the ownership and operation of the Rigs or (iii) establish any segregated portfolios and (c) with respect to Vantage Int’l Management (Singapore), Vantage Int’l Payroll (Singapore), and Vantage US Payroll, engage in any line of business substantially different from those lines of business conducted by such Person on the date hereof.

Section 6.08           Transactions With Affiliates.  Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 6.09           Maintenance of Ownership of Subsidiaries.  Sell or otherwise dispose of any shares of Capital Stock of any Borrower, any Borrower will not sell or otherwise dispose of any shares of Capital Stock of any of its Subsidiaries, and none of the Borrowers nor any of their respective Subsidiaries shall issue, sell or otherwise dispose of (other than to the applicable Borrower or the Parent) any shares of its Capital Stock.

Section 6.10           Agreements Restricting Liens and Distributions.  Create or otherwise cause or suffer to exist any prohibition, encumbrance or restriction which prohibits or otherwise (a) restricts the ability (i) of any Subsidiary to make Restricted Payments to the Parent or any other Loan Party or to otherwise transfer property to the Parent or any other Loan Party, (ii) of any Subsidiary to Guarantee the Debt of the Loan Parties or (iii) of the Parent or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 6.02(f) or Section 6.02(l) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

Section 6.11           Limitation on Accounting Changes or Changes in Fiscal Periods.  Permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Parent or any of its Subsidiaries to end on a day other than December 31 or change the Parent’s method of determining fiscal quarters.

Section 6.12           Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities.  Enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for obligations permitted to be incurred under the terms of Section 6.02.

Section 6.13           Amendment of Material Contracts.  Amend, modify, supplement,  terminate or waive any provision of (a) the Loan Parties’ organizational documents in a manner which would be materially adverse to the Secured Parties or (b) the Transaction Documents.

Section 6.14           Operation of Rigs.

(a)           make any modification to any Rig which would materially or adversely alter the structure, type or performance characteristics of such Rig or which would materially reduce the value of such Rig;

(b)           employ any Rig or allow its employment in any trade or business which is unlawful under the laws of any relevant jurisdiction in which it is located or subject or in carrying illicit or prohibited goods or in any manner whatsoever which can reasonably be expected to render it liable to destruction, seizure or confiscation; and in the event of hostilities in any part of the world (whether war be declared or not) not employ any Rig or suffer its employment in carrying any contraband goods or to enter or trade to any zone which is declared a war zone by any Government Authority or by the War Risks insurers of such Rig unless there shall have been effected by the Loan Parties (at their expense) such special, additional or modified insurance cover as the Collateral Agent may reasonably require;

(c)           if an Event of Default has occurred and is continuing, undertake or commence upgrades or improvements on any Rig without the previous consent of the Majority Lenders, and unless the Person to provide such upgrades or improvements shall first have given to the Collateral Agent a written waiver or subordination of its Liens or its equivalent, such waiver or subordination to be in form and substance reasonably satisfactory to the Collateral Agent;

(d)           charter any Rig to, or permit the Rig to serve under any contract with, a Person (i) or engage in any transaction, which will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR,

Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (iii) that engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person, if such transaction or violation would (A) expose the Collateral Agent or any Secured Party to any penalty, sanction or investigation or (B) jeopardize the Lien created by the Rig Mortgages or (C) reasonably be expected to have a material adverse effect on the Loan Parties or the operation of the Rigs, or any Loan Party’s ability to load or discharge cargo or to effect repairs on the Rigs;

(e)           cause or permit any Rig to be operated in any manner contrary to law (except where the failure to operate in compliance with any law would not have a material adverse effect on the Loan Parties, such Rig or the Lien created by the applicable Rig Mortgage);

(f)            abandon any Rig in a port outside the United States of America;

(g)           engage in any unlawful trade or violate any law or carry any cargo that shall expose any Rig to forfeiture or capture;

(h)           operate any Rig in any jurisdiction or in any manner which could cause the Lien created by the applicable Rig Mortgage to be rendered unenforceable or the Collateral Agent’s foreclosure or enforcement rights to be materially impaired or hindered; or

(i)            without giving prior written notice thereof to the Collateral Agent, change the registered owner, name, flag, official or patent number, as the case may be, the home port or class of any Rig.

Section 6.15           Bank Accounts.  Establish any bank accounts other than (a) the Earnings Account, the Retention Account and the Debt Service Reserve Account, or (b) accounts to be maintained with a Lender or if not maintained with a Lender, (i) to be subject to an Account Control Agreement, (ii) to contain less than $200,000 individually or $600,000 in the aggregate at any time, or (iii) to be payroll accounts.  Schedule 6.15 sets forth the account numbers and locations of all bank accounts of the Loan Parties as of the Closing Date.

Section 6.16           Capital Expenditures.  Expend, or be committed to expend, in excess of (a) $12,000,000 in the aggregate of Additional Costs during the term of this Agreement for the initial outfitting of the Rigs and (b) $10,000,000 of Capital Expenditures (net of reimbursements by customers, reimbursement obligations of customers, or proceeds of Asset Dispositions used to make such Capital Expenditures and excluding any Capital Expenditures financed by capital contributions made by the Parent) during any one fiscal year on a non-cumulative basis with respect to any Rig.

Section 6.17           Leverage Ratio.

(a)           Permit the Leverage Ratio for the Parent and its Subsidiaries on a consolidated basis at all times beginning with the first day of the third fiscal quarter occurring after the Rig 4 Delivery Date to be greater than 4.50 to 1.00.

(b)           Permit the Leverage Ratio for OGIL and its Subsidiaries on a consolidated basis at all times beginning with the first day of the third fiscal quarter occurring after the Rig 4 Delivery Date to be greater than 4.50 to 1.00.

Section 6.18           Net Debt to Capitalization Ratio.

(a)           Permit the ratio of (a) Consolidated Net Debt for the Parent and its Subsidiaries on a consolidated basis to (b) Equity of the Parent, each at all times, to be greater than 2.00 to 1.00.

(b)           Permit the ratio of (a) Consolidated Net Debt for OGIL and its Subsidiaries on a consolidated basis to (b) Equity of OGIL, each at all times, to be greater than 2.00 to 1.00.

Section 6.19           Free Cash Balances.

(a)           Permit Free Cash Balances of the Parent and its Subsidiaries on a consolidated basis to be less than $5,000,000.

(b)           Permit Free Cash Balances of OGIL and its Subsidiaries on a consolidated basis to be less than $5,000,000.

Section 6.20           Working Capital Ratio.

(a)           Permit the Working Capital Ratio for the Parent and its Subsidiaries on a consolidated basis at all times to be less than 1.00 to 1.00.

(b)           Permit the Working Capital Ratio for OGIL and its Subsidiaries on a consolidated basis at all times to be less than 1.00 to 1.00.

Section 6.21           Fixed Charge Coverage Ratio.

(a)           Permit the Fixed Charge Coverage Ratio for the Parent and its Subsidiaries on a consolidated basis at all times beginning with the first day of the third fiscal quarter occurring after the Rig 4 Delivery Date to be less than 1.25 to 1.00.

(b)           Permit the Fixed Charge Coverage Ratio for OGIL and its Subsidiaries on a consolidated basis at all times beginning with the first day of the third fiscal quarter occurring after the Rig 4 Delivery Date to be less than 1.25 to 1.00.

ARTICLE VII
EVENTS OF DEFAULT

Section 7.01           Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a)           Payment.  Any Borrower shall fail to pay (i) any principal of any Advance (including, without limitation, any mandatory prepayment required by Section 2.07) or reimburse any drawing under any Letter of Credit when the same becomes due and payable, or (ii) any interest on the Advances, any fees, reimbursements, indemnifications, or other amounts payable in connection with the Obligations, this Agreement or under any other Loan Document within three Business Days after the same becomes due and payable;

(b)           Representation and Warranties.  Any representation or statement made or deemed to be made by any Borrower or any other Loan Party (or any of their respective officers) in this Agreement, in any other Loan Document, or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect when made or deemed to be made;

(c)           Covenant Breaches.  Any Borrower or any other Loan Party shall (i) fail to perform or observe any covenant contained in Sections 2.07, 5.01, 5.04, 5.06, 5.07, 5.09, 5.12, 5.14, and 5.15 and Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document which is not covered by clause (i) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of (A) written notice of such default shall have been given to the Borrowers by the Facility Agent or any Lender or (B) any actual knowledge of such default by a Responsible Officer of any Loan Party;

(d)           Cross-Default.  (i) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $5,000,000 (or the equivalent in any other currency) individually or when aggregated with all such Debt of the Person so in default (but excluding Debt evidenced by the Advances), if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $5,000,000;

(e)           Insolvency.  Any Loan Party or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness which it would not otherwise be able to pay as it falls due or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Subsidiaries seeking to adjudicate it as a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against such Person, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or such Person shall take any action to authorize any of the actions set forth above in this paragraph (e) or any analogous procedure or step is taken in any jurisdiction;

(f)            Judgments.  Any judgment, decree or order for the payment of money shall be rendered against any Loan Party or any of its Subsidiaries in an amount in excess of $10,000,000 (or the equivalent in any other currency) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)           ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000;

(h)           Loan Documents.  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions required by Facility Agent to cure such unenforceability; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(i)            Security Documents.  The Collateral Agent for the benefit of the Secured Parties shall fail to have an Acceptable Security Interest in a material portion of the Collateral, except to the extent otherwise permitted by this Agreement and if such failure can be cured by the Loan Parties, the Loan Parties refuse to take actions required by Facility Agent to cure such failure;

(j)            Material Contracts.  There shall have been (i) an amendment, material default, extension of the Delivery Date under, termination or cancellation of any Transaction Document (other than any amendment or extension approved by the Joint Bookrunners in consultation with the Majority Lenders) or (ii) a material default under, termination or cancellation of any Drillship Document; or

(k)           Change in Control.  A Change of Control shall occur.

Section 7.02           Optional Acceleration of Maturity.  If any Event of Default (other than an Event of Default pursuant to Section 7.01(e)) shall have occurred and be continuing, then, and in any such event:

(a)           the Facility Agent (i) shall at the written request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare the Commitments and the obligation of each Lender and each Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the written request, or may with the consent, of the Majority Lenders, by notice to the Borrowers, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b)           each Borrower shall, on demand of the Facility Agent at the written request or with the consent of the Majority Lenders, deposit with the Facility Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)           the Collateral Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.03           Automatic Acceleration of Maturity.  If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur:

(a)           (i) the Commitments and the obligation of each Lender and each Issuing Bank to make extensions of credit hereunder, including making Advances and issuing Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrowers;

(b)           each Borrower shall deposit with the Facility Agent into the LC Cash Collateral Account an amount of cash in Dollars equal to the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time; and

(c)           the Collateral Agent shall at the written request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, this

Agreement, and any other Loan Document for the ratable benefit of the Lenders by appropriate proceedings.

Section 7.04           Non-exclusivity of Remedies.  No remedy conferred upon the Facility Agent, the Collateral Agent, the Issuing Banks and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.05           Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and each Issuing Bank agrees to notify the Borrowers and the Facility Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 7.06           Application of Proceeds.

(a)           So long as no Event of Default has occurred and is continuing, on each Payment Date until the applicable Tranche of Advances have been repaid in full, after payment of Permitted Operating Expenses from monies in each of the Earnings Account, funds in the applicable Retention Account and the applicable Earning Account will be applied in the following priority:

(i)            First, to the ratable payment of any fees and other unreimbursed reasonable expenses for which any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(ii)           Second, to the payment of all obligations of the Loan Parties owing to any Swap Counterparty under any Swap Contract, including, if applicable, the Swap Termination Value, if any, then due and payable;

(iii)          Third, to the ratable payment of accrued but unpaid interest on the applicable Tranche of Advances then due and payable under this Agreement;

(iv)          Fourth, to the ratable payment of all principal of the Obligations then due and payable which relate to the applicable Tranche of Advances and Letters of Credit and which are owing to the Facility Agent, the Collateral Agent, the Issuing Banks and the Lenders;

(v)           Fifth, to fund the Debt Service Reserve Account such that the aggregate amount of deposits in the Debt Service Reserve Account are at least equal to three months of Debt Service of the applicable Tranche of Advances;

(vi)          Sixth, to the payment of any prepayment premiums then due and payable with respect to such applicable Tranche of Advances pursuant to Section 2.07(c)(vi);

(vii)         Seventh, to the ratable payment of any other unreimbursed indemnities for which any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any Secured Party is to be indemnified pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(viii)        Eighth, to the payment of any Permitted Capital Expenditures;

(ix)           Ninth, 50% of the remaining balance (the “Excess Cash Flow”) shall be applied as a mandatory prepayment in accordance with Section 2.07(c)(i);

(x)            Tenth, to the ratable repayment of the applicable Tranche of all outstanding Revolving Advances; and

(xi)           Eleventh, any excess shall be remitted to the Earnings Account.

(b)           From and during the continuance of any Event of Default, any monies or property actually received by the Facility Agent or the Collateral Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Borrower, any Guarantor or any of their Subsidiaries which secures any of the Obligations, shall be applied in the following order:

(i)            First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable compensation to the Collateral Agent and its agents and counsel, and to the ratable payment of any other unreimbursed reasonable expenses and indemnities for which any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any Secured Party is to be reimbursed pursuant to this Agreement or any other Loan Document, in each case that are then due and payable;

(ii)           Second, to the ratable payment of accrued but unpaid fees of the Facility Agent, commitment fees, letter of credit fees, and fronting fees owing to the Facility Agent, the Issuing Banks, and the Lenders in respect of the Advances and Letters of Credit under this Agreement;

(iii)          Third, to the ratable payment of accrued but unpaid interest on the Advances and any Obligations owing to any Swap Counterparty under any Swap Contract, including, without limitation, Swap Termination Value, then due and payable under this Agreement on a pari passu basis;

(iv)          Fourth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Obligations then due and payable which relate to Advances and Letters of Credit and which are owing to the Facility Agent, the Collateral Agent, the Issuing Banks and the Lenders and to the payment of all obligations of the Loan Parties owing to any Swap Counterparty under any Swap Contract, including, without limitation, Swap Termination Value, if any, then due and payable on a pari passu basis;

(v)           Fifth, to the ratable payment of all outstanding Obligations then due and payable; and

(vi)          Sixth, any excess after payment in full of all Obligations shall be paid to any Borrower or any Loan Party as appropriate or to such other Person who may be lawfully entitled to receive such excess.

ARTICLE VIII
THE GUARANTY

Section 8.01           Liabilities Guaranteed.  Each Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations.

Section 8.02           Nature of Guaranty.  This guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the Obligations or any extension of credit already or hereafter contracted by or extended to any Borrower need be given to any Guarantor. This guaranty may not be revoked by any Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrowers and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Guarantor and in such event each Guarantor will remain fully bound hereunder on the Obligations. This guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made. This guaranty may be enforced by the Facility Agent and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this guaranty and the Guarantors’ being party to this Agreement.

Section 8.03           Agent’s Rights.  Each Guarantor authorizes the Facility Agent, without notice or demand and without affecting any Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Article VIII and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Facility Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

Section 8.04           Guarantor’s Waivers.

(a)           General.  Each Guarantor waives any right to require any of the Lenders to (i) proceed against any Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have any Borrower joined with any Guarantor in any suit arising out of this Article VIII and/or the Obligations, or (v) pursue any other remedy in the Lenders’ powers whatsoever. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of any Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether any Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Facility Agent, acting upon the written request or with the consent of the Majority Lenders, and no delay by the Facility Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Guarantor’s liability under this Article VIII.

(b)           In addition to the waivers contained in Section 8.04(a) hereof, the Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Guarantors of their obligations under, or the enforcement by the Facility Agent or the Lenders of, this Guaranty.  The Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in any Borrower’s financial condition or any other fact which might materially increase the risk to the Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Article VIII.  The Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Lenders, any Borrower or any other Person that executes a Loan Document.  The Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Administrative Agent, the Lenders, the Borrowers or any other Person that executes a Loan Document.

(c)           Subrogation.  Until the Obligations have been paid in full, each Guarantor waives all rights of subrogation or reimbursement against any Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal or state bankruptcy or insolvency laws) and waives any right to enforce any remedy which the Lenders now have or may hereafter have against any Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Facility Agent or any Lender.

Section 8.05           Maturity of Obligations, Payment.  Each Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Article VIII without demand or notice to any Guarantor. Each Guarantor will, forthwith upon notice from the Facility Agent, jointly and severally pay to the Facility Agent the amount due and unpaid by any Borrower and guaranteed hereby. The failure of the Facility Agent to give this notice shall not in any way release any Guarantor hereunder.

Section 8.06           Agent’s Expenses.  If any Guarantor fails to pay the Obligations after notice from the Facility Agent of any Borrower’s failure to pay any Obligations at maturity, and if any Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Article VIII, or if suit is filed to enforce this Article VIII, or if proceedings are had in any bankruptcy, probate, receivership or other judicial proceedings for the establishment or collection of any amount owing by any Guarantor hereunder, or if any amount owing by any Guarantor hereunder is collected through such proceedings, each Guarantor jointly and severally agrees to pay to such Agent such Agent’s reasonable attorneys’ fees.

Section 8.07           Liability.  It is expressly agreed that the liability of each Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

Section 8.08           Events and Circumstances Not Reducing or Discharging any Guarantor’s Obligations.  Each Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Guarantor’s obligations under this Article VIII shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Guarantor might otherwise have as a result of or in connection with any of the following:

(a)           Modifications, etc.  Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between any Borrower and any of the Lenders, or any other Person, pertaining to the Obligations;

(b)           Adjustment, etc.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to any Borrower or any Guarantor or any Person liable on the Obligations;

(c)           Condition of any Borrower or any Guarantor.  The insolvency, bankruptcy arrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of any Borrower or any Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of any Borrower or any Guarantor, or any sale, lease or transfer of any or all of the assets of any Borrower or any Guarantor, or any changes in the shareholders, partners, or members of any Borrower or any Guarantor; or any reorganization of any Borrower or any Guarantor;

(d)           Invalidity of Obligations.  The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, any Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the Obligations wholly or partially uncollectible from any Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e)           Release of Obligors.  Any full or partial release of the liability of any Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Guarantor that such Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Guarantor has been induced to enter into this Article VIII on the basis of a contemplation, belief, understanding or agreement that other parties other than any Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f)            Other Security.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g)           Release of Collateral etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h)           Care and Diligence.  The failure of the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i)            Status of Liens.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Guarantor that no Guarantor is entering into this Article VIII in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j)            Payments Rescinded.  Any payment by any Borrower to the Lenders is held to constitute a preference under the bankruptcy laws, or for any reason the Lenders are required to refund such payment or pay such amount to any Borrower or someone else; or

(k)           Other Actions Taken or Omitted.  Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Guarantor or increases the likelihood that any Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Guarantor that each Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

Section 8.09           Subordination of All Guarantor Claims.

(a)           As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Borrower or any Subsidiary of any Borrower to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of such Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include without limitation all rights and claims of any Guarantor against any Borrower or any Subsidiary of such Borrower arising as a result of subrogation or otherwise as a result of such Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, no Guarantor shall receive or collect, directly or indirectly, from any Borrower or any Subsidiary of such Borrower or any other party any amount upon the Guarantor Claims.

(b)           Each Borrower and each Guarantor hereby (i) authorizes the Facility Agent and the Lenders to demand specific performance of the terms of this Section 8.09, whether or not any Borrower or any Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 8.09 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)           Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)            The Lenders shall first be entitled to receive payment in full in cash of the Obligations before any Borrower or any Guarantor is entitled to receive any payment on account of the Guarantor Claims.

(ii)           Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Guarantor would be entitled except for the provisions of this Section 8.09(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d)           No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Borrower or any Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

Section 8.10           Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving any Borrower or any Subsidiary thereof, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Guarantor Claims.  Each Guarantor hereby assigns such dividends and payments to the Lenders. Should the Facility Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between any Borrower or any Subsidiary thereof and any Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment in full of the Obligations, such Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Facility Agent or a Lender had not received dividends or payments upon the Guarantor Claims.

Section 8.11           Payments Held in Trust.  In the event that notwithstanding Sections 8.09 and 8.10 above, any Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Facility Agent, and each Guarantor covenants promptly to pay the same to the Facility Agent.

Section 8.12           Benefit of Guaranty.  The provisions of this Article VIII are for the benefit of the Secured Parties, their successors, and their permitted transferees, endorsees and assigns.  In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

Section 8.13           Reinstatement.  This Article VIII shall remain in full force and effect and continue to be effective in the event any petition is filed by or against any Borrower, any Guarantor or any other Loan Party for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 8.14           Liens Subordinate.  Each Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any of its Subsidiary’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon any Borrower’s or any Subsidiary of such Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Guarantor, the Facility Agent or the Lenders presently exist or are hereafter created or attach.

Section 8.15           Guarantor’s Enforcement Rights.  Without the prior written consent of the Lenders, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Borrower or any Subsidiary of such Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of any Borrower or any Subsidiary of such Borrower held by Guarantor.

Section 8.16           Limitation.  It is the intention of the Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Legal Requirement applicable to such Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Article VIII or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Guarantor under this Article VIII shall be limited to an aggregate amount equal to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

Section 8.17           Contribution Rights.

(a)           To the extent that any payment is made under this Guaranty (a “Guarantor Payment”), by a Guarantor, which Guarantor Payment, taking into account all other Guarantor Payments then previously or concurrently made by all other Guarantors, exceeds the amount which such Guarantor would otherwise have paid if each Guarantor had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)           As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c)           This Section 8.17 is intended only to define the relative rights of the Guarantors and nothing set forth in this Section 8.17 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d)           The rights of the parties under this Section 8.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.

(e)           The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Guarantor to which such contribution and indemnification is owing.

ARTICLE IX
THE AGENTS AND THE ISSUING BANKS

Section 9.01           Appointment and Authority.  Each of the Lenders and the Issuing Banks hereby irrevocably appoints Natixis to act on its behalf as the Facility Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including but not limited to the execution of Security Documents on behalf of the Secured Parties. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02           Rights as a Lender.  The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03           Exculpatory Provisions.  The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a)           shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Agent or any of its Affiliates in any capacity.

Neither Agent shall be liable for any action taken or not taken by it (i) with the consent or at the written request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Bank.

Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this

Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Section 9.04           Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Facility Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Facility Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05           Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Section 9.06           Resignation of Agents.  Either Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by the Facility Agent pursuant to this Section shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor’s appointment as Facility Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.07           Non-Reliance on Mandated Lead Arrangers, Joint Bookrunners, Agents and Other Lenders.  Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08           Indemnification.  WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SEVERALLY AGREE TO INDEMNIFY UPON DEMAND EACH MANDATED LEAD ARRANGER, EACH JOINT BOOKRUNNER, EACH AGENT, EACH ISSUING BANK AND EACH RELATED PARTY OF ANY OF THE FOREGOING (TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES, AND HOLD HARMLESS EACH INDEMNITEE FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE NEGLIGENCE OF ANY RELATED PARTY; PROVIDED, HOWEVER THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY RELATED PARTY FOR ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH RELATED PARTY’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE MAJORITY LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL

MISCONDUCT FOR PURPOSES OF THIS SECTION.  WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE MANDATED LEAD ARRANGERS, THE JOINT BOOKRUNNERS, THE AGENTS AND THE ISSUING BANKS PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) INCURRED BY ANY AGENT OR ANY ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT SUCH AGENT OR SUCH ISSUING BANK IS NOT REIMBURSED FOR SUCH BY THE LOAN PARTIES.  THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF ANY AGENT.

Section 9.09           Collateral and Guaranty Matters.

(a)           The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i)            to release any Lien on any property granted to or held by the Collateral Agent under any Security Document (x) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (y) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (z) subject to Section 10.01, if approved, authorized or ratified in writing by all of the Lenders;

(ii)           to take any actions, including execution on behalf of the Secured Parties, with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents.

(iii)          to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Legal Requirements.

(b)           Upon the written request of the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.09.

(c)           Each Loan Party hereby irrevocably appoints the Collateral Agent as such Loan Party’s attorney-in-fact, with full authority to, after the occurrence of a Default, act for such Loan Party and in the name of such Loan Party to, in the Collateral Agent’s discretion upon the occurrence and during the continuance of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Loan Party where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.  The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d)           If any Loan Party fails to perform any covenant contained in this Agreement or the other Security Documents, the Collateral Agent may itself perform, or cause performance of, such covenant, and such Loan Party shall pay for the expenses of the Collateral Agent incurred in connection therewith in accordance with Section 10.04.

(e)           The powers conferred on the Collateral Agent under this Agreement and the other Security Documents are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Beyond the safe custody thereof, each Agent and each Lender shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of any agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property.  Neither Agent nor any Lender shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by Borrower or selected by any Agent in good faith.

Section 9.10           No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Mandated Lead Arrangers, Documentation Agent or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Facility Agent, Collateral Agent, a Lender or an Issuing Bank.

ARTICLE X
MISCELLANEOUS

Section 10.01         Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters), and no consent to any departure by any Borrower or any other Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(a)           waive any condition set forth in Article III (other than Sections 3.02(d) and (e)) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 7.02) without the written consent of such Lender or increase the Aggregate Commitments, the Aggregate Term Commitments, the Aggregate Top-Up Commitments, the Aggregate Revolving Commitments or the aggregate Tranche of any Commitment without the written consent of each Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Advance or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Advance or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to waive any obligation of any Borrower to pay interest at the Default Rate;

(e)           change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section or the definition of “Majority Lenders”, “Super-Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g)           release any Guarantor from its guaranty of the Obligations or any of the Collateral without the written consent of each Lender;

(h)           change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding one Class of Advances differently from the rights in respect of payments due to Lenders holding another Class of Advances without the prior written consent of each Lender;

(i)            amend Section 7.06 without the written consent of each Lender;

(j)            amend Sections 2.07(c) or (d) or any definitions used therein without the written consent of each Lender directly affected thereby;

(k)           agree to any extension of any Delivery Date without the written consent of each Joint Bookrunner in consultation with the Majority Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above, affect the rights or duties of the Issuing Banks under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lenders required above, affect the rights or duties of the Facility Agent under this Agreement or any other Loan Document; (iii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Advances are being funded by an SPC at the time of such amendment, waiver or other modification; (iv) either Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (v) Schedule 1.01(a) may be modified at any time by the Majority Lenders; (vi) the Rig Construction Contracts may be amended, modified, or supplemented at any time with the consent of the Facility Agent acting upon instruction from the Majority Lenders and (vii) Section 3.02(d) and Section 3.02(e) may be modified at any time by the Joint Bookrunners in consultation with the Majority Lenders.

Section 10.02         Notices, Etc.

(a)           General.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier or (subject to subsection (c) below) electronic mail address as follows:

(i)            if to the Borrowers or any other Loan Party, the Facility Agent or the Issuing Banks, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)           if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Facility Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (c) below, shall be effective as provided in said paragraph (c).  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Legal Requirements, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Facility Agent and the Lenders.

The Facility Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail.  Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Facility Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Facility Agent that it is incapable of receiving notices under such Article by electronic communication. The Facility Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Facility Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Reliance by Facility Agent and Lenders.  The Facility Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  EACH BORROWER SHALL INDEMNIFY EACH MANDATED LEAD ARRANGER, EACH JOINT BOOKRUNNER, EACH AGENT, EACH ISSUING BANK, EACH LENDER AND THEIR RELATED PARTIES FROM ALL LOSSES, COSTS, EXPENSES AND LIABILITIES RESULTING FROM THE RELIANCE BY SUCH PERSON ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF SUCH BORROWER.  All telephonic notices to and other communications with the Facility Agent may be recorded by the Facility Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03         No Waiver; Cumulative Remedies.  No failure on the part of any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 10.04         Costs and Expenses.  Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Mandated Lead Arrangers, the Joint Bookrunners, the Agents

and their Affiliates (including the reasonable fees, charges and disbursements of counsel for any Joint Bookrunner or Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of any Joint Bookrunner or any Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Mandated Lead Arranger, any Joint Bookrunner, any Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for any Mandated Lead Arranger, any Joint Bookrunner, any Agent, any Lender or any Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of any Mandated Lead Arranger, any Joint Bookrunner, any Agent, any Lender or any Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by any Mandated Lead Arranger, any Joint Bookrunner or any Agent and the cost of independent public accountants and other outside experts retained by any Mandated Lead Arranger, any Joint Bookrunner, any Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

SECTION 10.05     Indemnification.  EACH BORROWER SHALL INDEMNIFY EACH AGENT, EACH MANDATED LEAD ARRANGER, EACH JOINT BOOKRUNNER, EACH LENDER, EACH ISSUING BANK, EACH OTHER SECURED PARTY, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS (INCLUDING ALL FEES, EXPENSES AND DISBURSEMENTS OF ANY LAW FIRM OR OTHER EXTERNAL COUNSEL AND, WITHOUT DUPLICATION, THE ALLOCATED COST OF INTERNAL LEGAL SERVICES AND ALL EXPENSES AND DISBURSEMENTS OF INTERNAL COUNSEL) OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNITEE IN ANY WAY RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH (A) THE EXECUTION, DELIVERY, ENFORCEMENT, PERFORMANCE, OR ADMINISTRATION OF THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER AGREEMENT, LETTER OR INSTRUMENT DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED THEREBY OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, (B) ANY COMMITMENT, ADVANCE OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY AN ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTION TAKEN OR OMITTED BY ANY AGENT OR ANY ISSUING BANK UNDER

THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING SUCH AGENT’S AND SUCH ISSUING BANK’S OWN NEGLIGENCE), (D) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY CURRENTLY OR FORMERLY OWNED OR OPERATED BY ANY BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY BORROWER, ANY SUBSIDIARY OR ANY OTHER LOAN PARTY, OR (E) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY (INCLUDING ANY INVESTIGATION OF, PREPARATION FOR, OR DEFENSE OF ANY PENDING OR THREATENED CLAIM, INVESTIGATION, LITIGATION OR PROCEEDING) AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO (ALL THE FOREGOING, COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, CLAIMS, DEMANDS, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO BORROWER SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ALL AMOUNTS DUE UNDER THIS SECTION 10.05 SHALL BE PAYABLE WITHIN TEN BUSINESS DAYS AFTER DEMAND THEREFOR.  THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE RESIGNATION OF THE FACILITY AGENT, THE REPLACEMENT OF ANY LENDER, THE TERMINATION OF THE COMMITMENTS AND THE REPAYMENT, SATISFACTION OR DISCHARGE OF ALL THE OTHER OBLIGATIONS.

Section 10.06         Successors and Assigns.

(a)           Generally.  The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section, or (iv) to an SPC in accordance with the provisions of

subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).   Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, participations in Letter of Credit Obligations) at the time owing to it; provided, however, that

(i)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances of the Class being assigned at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund (as defined in subsection (g) of this Section) with respect to a Lender, the aggregate amount of the Commitments and Advances of such Lender of the Class being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall not be less than $5,000,000;

(ii)           the parties to each such assignment shall execute and deliver to the Facility Agent, for its acceptance and recording in the Register, an Assignment and Acceptance; and

(iii)          each Eligible Assignee (other than an Eligible Assignee that is a Lender or an Affiliate of a Lender) shall pay to the Facility Agent a $3,500 processing and recording fee.  Any such assignment must be ratable as among the Tranches.

Upon such execution, delivery, acceptance and recording thereof by the Facility Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.09, 2.11, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           Register.  The Facility Agent shall maintain at its Applicable Lending Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Facility Agent, the Issuing Banks, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Loan Party or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Facility Agent, sell participations to any Person (other than a natural person, a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances (including such Lender’s participations in Letter of Credit Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.08, 2.09, 2.11, 10.04 and 10.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.05 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 2.09 or 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.11(e) as though it were a Lender.

(f)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Facility Agent and the Borrowers (an “SPC”) the

option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Facility Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h)           Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.06, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 10.07         Confidentiality.  Each of the Facility Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Facility Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to the Facility Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  The Borrowers hereby acknowledge that (a) the Agents, the Joint Bookrunners and/or the Mandated Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent or its securities) (each, a “Public Lender”).  Each of the Borrowers hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Agents, the Joint Bookrunners, the Mandated Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or any securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in this Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Agents, the Joint Bookrunners and the Mandated Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform other than that which is designated “Public Investor.”

Section 10.08         Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 10.09         Survival of Representations, etc.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Facility Agent and each Lender, regardless of any investigation made by the Facility Agent or any Lender or on their behalf and notwithstanding that the Facility Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10         Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Facility Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Facility Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.12         The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Facility Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 10.13         Governing Law.  This Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 10.14         SUBMISSION TO JURISDICTION.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE FACILITY AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH LOAN PARTY, THE FACILITY AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  EACH LOAN PARTY, THE FACILITY AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

(b)           Each Loan Party has irrevocably appointed CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Ave., New York, New York, 10011, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action.  Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each Loan Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to it at the address specified for it on the signature pages of this Agreement.

(c)           Nothing in this Section 10.14 shall affect the right of any Agent or any other Lender to serve legal process in any other manner permitted by law or affect the right of any Agent or any Lender to bring any action or proceeding against any Loan Party (as a Borrower or as a Guarantor) in the courts of any other jurisdiction.

Section 10.15         WAIVER OF JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.16         ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.17         Judgment Currency.

(a)           The obligations of the Borrowers and the other Loan Parties hereunder and under the other Loan Documents to make payments in U.S. Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Facility Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Facility Agent, such Lender or such Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Facility Agent or if the Facility Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Facility Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such Loan Party covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)           For purposes of determining the rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.18         USA Patriot Act Notice.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify the Loan Parties in accordance with the Act. Each Loan Party shall, following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19         Fee Letters.  The Parent hereby assumes the obligations, covenants and agreements of Vantage Energy under each of the Fee Letters.

[Signature pages follow.]

EXECUTED as of date first set forth above.

BORROWERS:

EMERALD DRILLER COMPANY

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

SAPPHIRE DRILLER COMPANY

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

AQUAMARINE DRILLER COMPANY

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

TOPAZ DRILLER COMPANY

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

Signature Page to Credit Agreement

GUARANTORS:

VANTAGE DRILLING COMPANY

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

OFFSHORE GROUP INVESTMENT LIMITED

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

VANTAGE ENERGY SERVICES, INC.

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

VANTAGE INTERNATIONAL MANAGEMENT CO.

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

VANTAGE INTERNATIONAL PAYROLL CO.

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

Signature Page to Credit Agreement

VANTAGE DRILLER I CO

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

VANTAGE DRILLER II CO

By:	/s/ Paul A. Bragg
Paul A. Bragg
Chief Executive Officer

Signature Page to Credit Agreement

AGENTS:

NATIXIS, as Facility Agent and Collateral Agent

By:	/s/ Michel Degermann
Name:	Michel Degermann
Title:	Head of Shipping Finance

By:	/s/ Thomas Bodereau
Name:	Thomas Bodereau
Title:	VP

Signature Page to Credit Agreement

JOINT BOOKRUNNERS:

NATIXIS

By:	/s/ Michel Degermann
Name:	Michel Degermann
Title:	Head of Shipping Finance

By:	/s/ Thomas Bodereau
Name:	Thomas Bodereau
Title:	VP

FORTIS BANK S.A./N.V., NEW YORK BRANCH

By:	/s/ Eric Chilton
Name:	Eric Chilton
Title:	Managing Director

By:	/s/ John G. Sullivan
Name:	John G. Sullivan
Title:	Managing Director

BTMU CAPITAL CORPORATION

By:	/s/ Cheryl A. Behan
Cheryl A. Behan
Senior Vice President

Signature Page to Credit Agreement

LENDERS:

FORTIS BANK S.A./N.V., NEW YORK BRANCH

By:	/s/ Eric Chilton
Name:	Eric Chilton
Title:	Managing Director

By:	/s/ John G. Sullivan
Name:	John G. Sullivan
Title:	Managing Director

NATIXIS

By:	/s/ Michel Degermann
Name:	Michel Degermann
Title:	Head of Shipping Finance

By:	/s/ Thomas Bodereau
Name:	Thomas Bodereau
Title:	VP

BTMU CAPITAL CORPORATION

By:	/s/ Cheryl A. Behan
Cheryl A. Behan
Senior Vice President

Signature Page to Credit Agreement